Questar Corporation 333 South State Street Salt Lake City, Utah 84111

March 29, 2013

Dear Fellow Shareholder:

Please join me at Questar's 2013 Annual Meeting of Shareholders, which will be held on Friday, May 10, 2013, beginning at 8:00 a.m. (MDT), at Questar's D.N. Rose Building located at 1140 West 200 South, Salt Lake City, Utah.

At the meeting, you will have an opportunity to vote for our eight director nominees – including a new one – and other important matters described in the attached Notice and Proxy Statement. Gary G. Michael, a Questar director since 1994, is retiring. On behalf of the entire Board, I'd like to express our gratitude for his invaluable counsel and contributions over the years. We deeply appreciate Gary's service to the company, its shareholders and employees.

I am very pleased to have Christopher A. Helms as a nominee for election to our Board this year. Chris' nearly 35 years of experience and leadership in the natural gas industry gives him a strong understanding of our businesses and he will be a valuable addition to our Board.

In addition to the formal items of business at the Annual Meeting, we will review the major company developments over the past year and share our plans for the future.

Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number. You may also request a printed copy of the proxy materials and proxy card to complete and return. Instructions on each of these voting methods are outlined in the attached Proxy Statement. Please vote as soon as possible.

I hope to see you on May 10th.

Sincerely,

Ronald W. Jibson Chairman of the Board President and Chief Executive Officer

QUESTAR CORPORATION
333 South State Street
Salt Lake City, Utah 84111
______________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
on May 10, 2013
_______________________________________

The Annual Meeting of Shareholders of Questar Corporation, a Utah corporation (Questar or the Company), will be held at 8 a.m. local time on Friday, May 10, 2013, at the Questar offices located at 1140 West 200 South, Salt Lake City, Utah. The meeting’s purpose is to:

1.	Elect eight directors to serve one-year terms;

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent auditor;

3.	Approve on an advisory basis the compensation of the Company's named executive officers; and

4.	Act on any other matters that may properly come before the meeting.

Only shareholders at the close of business on March 4, 2013, the record date, may vote at the Annual Meeting or any adjournment or postponement of it. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to provide admission to the meeting. This proxy statement is being provided to shareholders on or about March 29, 2013.
YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by telephone or by written proxy ensures your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. You can help reduce postage and proxy tabulation costs by using the Internet or telephone.

By Order of the Board of Directors

Thomas C. Jepperson Executive Vice President General Counsel and Corporate Secretary
March 29, 2013
Salt Lake City, Utah

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting on May 10, 2013: The Company’s Proxy Statement and Annual Report to Shareholders are available at http://investor.shareholder.com/questarcorp/financials.cfm

Questar Corporation 2013 Proxy Statement 2

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

QUESTAR CORPORATION PROXY STATEMENT

The Board of Directors (or the Board) of Questar Corporation (Questar or the Company) is furnishing you this proxy statement to solicit proxies on the Company's behalf to be voted at the Annual Meeting of Shareholders on Friday, May 10, 2013, or any adjournment or postponement of that meeting. This proxy statement contains information related to the Annual Meeting. At the Annual Meeting, common shareholders will elect eight Company directors for one-year terms that expire at the Company's 2014 Annual Meeting of Shareholders and vote on whether to approve Ernst & Young LLP as the Company's independent auditor. Shareholders will also vote on an advisory basis whether to approve the Company’s named executive officer compensation.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	What is a proxy statement and what is a proxy?

A:
A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. This other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers -- Mr. Kevin W. Hadlock and Mr. Thomas C. Jepperson -- as proxies or proxy holders for the 2013 Annual Meeting.

Q:	What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

A:
The SEC rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing printed copies of our proxy materials to shareholders. Most shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing proxy materials on a website or for requesting electronic or printed copies of the proxy materials.

If you want a paper copy of the proxy materials for the Annual Meeting and for all future meetings, please follow the Notice instructions for requesting such materials. The chosen electronic delivery option lowers costs and reduces the environmental impact of printing and distributing the materials.

Q:	What am I voting on?

A:	You will be voting on:

•	Item 1 – the election of eight directors to serve until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

•	Item 2 – the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent auditor for 2013.

•	Item 3 – an advisory resolution approving the compensation of the Company's named executive officers.

Q:	How does the Board recommend that I vote my shares?

A:	For the reasons described in more detail later in this proxy statement, the Board recommends that you vote:

•	FOR each of the nominees in Item 1.

•	FOR the ratification of Ernst & Young LLP as the Company's independent auditor for 2013.

•	FOR the advisory resolution approving the compensation of the Company's named executive officers.

Questar Corporation 2013 Proxy Statement 3

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Who can vote?

A:	Shareholders at the close of business on March 4, 2013, may vote at the Annual Meeting. Each holder is entitled to one vote for each share owned on that date.

Q:	How do I vote if I am a shareholder of record?

A:	You may vote via the Internet. You may submit your vote by proxy over the Internet by following the instructions provided in the Notice or proxy card.

You may vote by telephone. You may submit your vote by proxy over the telephone by following the instructions provided in the Notice or proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots are available to those wanting to vote at the meeting.

Q:	How do I vote if my shares are held by a broker, bank or other nominee?

A:
If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by that broker, bank or nominee regarding how to vote or how to revoke your voting instructions.

Q:	How will my shares held in street name be voted if I do not provide voting instructions?

A:
New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner provides voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

According to NYSE rules, if you are the street-name holder and you do not provide instructions to your broker on Item No. 2, your broker can vote your shares at its discretion on this matter. If you are a street-name holder and do not provide instructions to your broker on Items No. 1 and 3, your broker may not vote your shares on these matters.

Q:	Who is soliciting my proxy?

A:	Questar's Board of Directors is soliciting your proxy.

Q:	Who pays for the solicitation?

A:
The Company pays for solicitation of proxies and reimburses banks, brokers, and other custodians for reasonable charges to forward materials to beneficial holders. The Company hired Georgeson Inc. as a proxy solicitor to assist with proxy material distribution and the solicitation of votes as requested. The Company will pay Georgeson Inc. a $12,000 fee plus customary costs and expenses for these services, and it has agreed to indemnify Georgeson Inc. against certain liabilities specific to this engagement.

Q:	What constitutes a quorum?

A:
On the March 4, 2013 record date, the Company had 175,168,790 shares of common stock issued and outstanding. A majority of the shares, or 87,584,396 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted to determine if a quorum is present.

Questar Corporation 2013 Proxy Statement 4

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	What vote count is required to approve each proposal?

A:
Election of Directors: Election of the director nominees named in Item No. 1 requires that more shares are voted “for” a nominee than “against” the nominee unless there are more nominees for director than available positions, in which case the candidates receiving the highest number of affirmative votes of the shares entitled to be voted are elected as directors. At this time, the Company does not expect more nominees for director than available positions. Shares represented by executed proxies are voted, unless contrary instructions are provided, for the election of the nominees named in Item No. 1. Votes may be cast "for" or "against" all of the director nominees, or any of them. Abstentions and broker non-votes, if any, are not counted as having been voted and have no effect on the outcome of the election of directors. Shareholders may not cumulate votes in the election of directors.

Ratification of the Company's Independent Auditor: Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2013, as specified in Item No. 2, requires that more shares are voted in favor of the proposal than against it. If this selection is not ratified by shareholders, the Finance and Audit Committee may reconsider its decision. Abstentions and broker non-votes, if any, are not considered votes cast and will have no effect on the proposal’s outcome.

Advisory Vote to Approve Named Executive Officer Compensation: The advisory vote approving named executive officer compensation, Item No. 3, requires that more shares are voted in favor of the proposal than against the proposal. Abstentions and broker non-votes, if any, are not considered votes cast on this proposal and will have no effect on the proposal's outcome. While this is a non-binding, advisory vote, the Board and its Management Performance Committee will consider the voting results.

Q:	Who may attend the Annual Meeting?

A:
Any shareholder of record as of March 4, 2013 may attend. If you own shares through a bank, broker or other nominee, please obtain a letter, account statement, or other evidence of your ownership as of that date. Directions to the Annual Meeting from the Salt Lake City International Airport are: merge onto I-80 Eastbound. Exit at UT-68/Redwood Road and turn right onto Redwood Road. Turn left onto 400 South. Turn left on to Navajo Street. Turn right onto 200 South and follow to 1140 West 200 South.

Q:	How will my vote be handled on other matters?

A:
The Company's Bylaws limit the matters presented at the Annual Meeting to those in the Notice of Annual Meeting of Shareholders, those properly presented by the Board of Directors, and those presented by shareholders if written notice of the matter is given to the Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary date of the prior year's Annual Meeting. (See "Other Matters" below for details of the Company's Bylaw requirements.) No other matter is expected to come before the Annual Meeting. If another matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

Q:	How do I revoke a proxy?

A:
You may revoke your proxy by submitting a new proxy with a later date, including a proxy given by Internet or telephone. You also may notify the Corporate Secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting and vote by ballot, any proxy previously submitted is revoked.

Questar Corporation 2013 Proxy Statement 5

ITEM NO. 1 - ELECTION OF DIRECTORS

ITEM NO. 1 - ELECTION OF DIRECTORS

The Company’s Board of Directors oversees a Rockies-based integrated natural gas holding company with three complementary and wholly-owned lines of business:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho.

•	Wexpro Company develops and produces natural gas on behalf of Questar Gas Company.

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.
In 2012, Questar also formed Questar Fueling Company to develop, own and operate unregulated natural gas fueling facilities, primarily for large trucks. While Questar Gas Company has owned and operated natural gas fueling facilities within its regulated service area, Questar Fueling Company is pursuing unregulated opportunities outside of this area.
The Company benefits from directors with knowledge and expertise in the financial, operational and engineering aspects of natural gas development, transmission and local distribution as well as from a diverse slate of directors with broad backgrounds in energy, banking, legal, manufacturing, consumer retail, insurance as well as political, educational, social and environmental concerns. Questar's directors are expected to have experience as a public company senior officer or director; leadership skills to serve as a committee chair and provide guidance on corporate governance and compensation practices; independent judgment and mature analysis; and a reputation for integrity. As discussed in greater detail below, the Governance/Nominating Committee reviews annually the qualifications and abilities of each director to serve on the Board.
The Company's Bylaws provide for a Board of between six and 11 directors, with the exact number set by the Board. The Board has currently set the size of the Board at eight directors. Mr. Michael is not seeking Board re-election as he has reached the mandatory retirement age of 72 and is retiring when his term expires at the 2013 Annual Meeting. Due to Mr. Michael's pending retirement, the Governance/Nominating Committee reviewed several candidates recommended by current board members and executive officers. After reviewing qualifications and experience, the Governance/Nominating Committee selected Christopher A. Helms. Based on the Governance/Nominating Committee's recommendation, the Board nominated Mr. Helms for election as a director beginning at the 2013 Annual Meeting. Mr. Helms brings to the Board a wealth of experience in the midstream and interstate natural gas pipeline businesses along with a legal background (see detailed biography below).
In addition to Mr. Helms, upon the recommendation of the Governance/Nominating Committee, the Board has also nominated Teresa Beck, R. D. Cash, Laurence M. Downes, Ronald W. Jibson, Keith O. Rattie, Harris H. Simmons, and Bruce A. Williamson for election as directors at the Annual Meeting. Elected nominees will hold office for one-year terms expiring at the 2014 Annual Meeting of Shareholders. Each nominee has consented to being named in this proxy statement and to serve as a director, if elected.
Each nominee's biographical information appears below, and includes specific qualifications, experience, skills and expertise considered by the Governance/Nominating Committee. The nominees have engaged in the same principal occupation for the past five years unless otherwise indicated. Ages are current as of the record date.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES LISTED BELOW

Questar Corporation 2013 Proxy Statement 6

ITEM NO. 1 - ELECTION OF DIRECTORS

2013 DIRECTOR NOMINEES

Teresa Beck age 58	Director since 1999 Management Performance Committee (Chair) Finance and Audit Committee Governance/Nominating Committee

Ms. Beck served as President of American Stores Co., from 1998 to 1999, and as American Stores' chief financial officer from 1993 to 1998. Prior to joining American Stores, Ms. Beck served as an audit manager for Ernst & Young LLP.

Outside boards:  Ms. Beck is a director of the Nature Conservancy and the Nature Conservancy of Utah, and serves on the University of Utah's National Advisory Council. Ms. Beck served as a director of Amylin Pharmaceuticals, Inc. from 2007 until August, 2012 when Amylin was acquired by Bristol-Myers Squibb. Ms. Beck has also served as a director of Albertsons Inc. (1999 to 2006), ICOS Corporation (2004 to 2007), and Lexmark International, Inc. (2000 to 2011).

Director qualifications, attributes, skills and experience:  Ms. Beck brings to the Board significant executive, financial and public company director experience. Ms. Beck has chaired audit committees for two other public companies and chaired the nominations committee for another public company. Ms. Beck also brings a broad background in environmental, health and educational areas.

R. D. Cash age 70	Director since 1977
Mr. Cash served as the Company’s Chief Executive Officer from May 1984 to May 2002 and as the Company’s Chairman of the Board from May 1985 to May 2003.

Outside boards: Mr. Cash serves as a director of Zions Bancorporation, National Fuel Gas Company, and Associated Electric and Gas Insurance Services Limited. Previously, Mr. Cash served as a director of TODCO (2004 to 2007) and Texas Tech Foundation, Inc. until 2011.

Director qualifications, attributes, skills and experience: Mr. Cash brings to the Board significant executive and public company director experience as well as extensive knowledge of the Company’s history and operations because of his prior positions at the Company. Mr. Cash has a broad background and perspective on oil and gas exploration and production, banking, energy underwriting and risk management.

Laurence M. Downes age 55	Director since 2010 Management Performance Committee Governance/Nominating Committee

Mr. Downes has been with New Jersey Resources, a retail and wholesale energy services company, since 1985, and has served as its President and Chief Executive Officer since 1995 and its Chairman of the Board since 1996.

Outside boards: In addition to serving as Chairman of New Jersey Resources, Mr. Downes is a director and past chairman of the American Gas Association; member of the Board of the New Jersey Economic Development Authority, as well as a trustee of the American Gas Foundation.

Director qualifications, attributes, skills and experience: Mr. Downes brings to the Board significant executive leadership and public company director experience. From his years as an executive and director of New Jersey Resources, Mr. Downes has extensive knowledge in the areas of business strategy, safety, risk oversight, management and corporate governance. He also has significant financial expertise as well as a wealth of experience and knowledge in the energy industry, particularly the natural gas utility business. Mr. Downes's board positions at natural gas organizations have positioned him to bring industry knowledge to our Board.

Questar Corporation 2013 Proxy Statement 7

ITEM NO. 1 - ELECTION OF DIRECTORS

Ronald W. Jibson age 59	Director since 2010 Chairman since July 2012

Mr. Jibson has served as the Company’s President and Chief Executive Officer and a director since June 2010. He was appointed Chairman of the Board effective July 1, 2012. Mr. Jibson is also President and CEO of both Wexpro Company and Questar Gas Company, and is Chairman of Questar Pipeline Company.

Outside boards:  Mr. Jibson has significant industry board experience as Chairman of the Board of Directors of the American Gas Association and immediate past Chairman of Western Energy Institute. He also serves on the Board of Gas Technology Institute. He serves as Chairman of Utah State University's Board of Trustees and the Economic Development Corporation of Utah as well as the Vice Chair of the Salt Lake Chamber Board of Directors.

Director qualifications, attributes, skills and experience: Mr. Jibson brings to the Board his 32 years of service at Questar, during which time he has gained extensive leadership and industry experience particularly in managing the Company's utility operations and regulatory proceedings. As both Chairman of the Board and Questar's President and Chief Executive Officer, Mr. Jibson is able to provide strong leadership and communicate to the Board on Questar's strategic business plans, operations, performance, regulatory issues and any other developments. With his participation in industry organizations, he also brings not only a broad knowledge of the natural gas industry, but also current industry trends and developments.

Christopher A. Helms age 58	New Nominee

Mr. Helms is the Chief Executive Officer of US Shale Energy Advisors LLC, providing advisory services on issues arising out of the emerging North American shale developments. Prior to his retirement in November 2012, Mr. Helms was Executive Vice President and Group Chief Executive Officer of NiSource Inc., and Chief Executive Officer and Executive Director of NiSource Gas Transmission and Storage (2005-2011). Prior to NiSource, Mr. Helms was the Principal of Helms & Company LP (2003-2005); President and Chief Executive Officer of CMS Panhandle Companies, a wholly owned subsidiary of CMS Energy Corporation (1999-2003); and, from 1990 to 1999, held various positions of increasing responsibility with Duke Energy Corporation.

Outside boards: Mr. Helms serves as a director of MPLX GP LLC, a midstream limited partnership; and Coskata, Inc., a renewable energy company. He has previously served on the boards of the Millennium Pipeline Company LLC (Chair 2007-2008); and Centennial Pipeline Company LLC (Chair 2001-2003). He has also served as a director of the Marcellus Shale Coalition; Vice Chair of the Interstate Natural Gas Association of America; and Chair of the Southern Gas Association.

Director qualifications, attributes, skills and experience: Mr. Helms brings to the Board strong executive leadership and strategic management skills. His nearly 35 years of experience in the industry enables him to provide insight on issues impacting the Company's business. He also has extensive experience in the midstream energy business including operations, joint ventures, mergers and acquisitions. In addition, he has experience and skills in the areas of law, corporate governance, finance, accounting, compliance, and strategic planning and risk oversight.

Questar Corporation 2013 Proxy Statement 8

ITEM NO. 1 - ELECTION OF DIRECTORS

Keith O. Rattie age 59	Director since 2001 Chairman from 2003 to July 2012

Mr. Rattie retired as President and Chief Executive Officer of the Company on June 30, 2010, after serving as President since February 2001 and Chief Executive Officer since May 2002. Prior to joining the Company, Mr. Rattie served as Senior Vice President of The Coastal Corporation from 1996-2001, and spent the previous 19 years with Chevron Corporation.

Outside boards: Mr. Rattie serves as a director of QEP Resources, Inc.; ENSCO International; Zions First National Bank; and Rockwater Energy Solutions. He is also the past Chairman of the Board of the Interstate Natural Gas Association of America.

Director qualifications, attributes, skills and experience: Mr. Rattie brings to the Board 36 years of experience and expertise in all aspects of the domestic and international oil and gas business, including exploration and production, gas gathering and processing, gas transmission and local gas distribution. His prior service as Questar's President and Chief Executive Officer provides extensive knowledge of the Company's history and operations, particularly with respect to management, stewardship, investor and stakeholder relationships.

Harris H. Simmons age 58	Director since 1992 Finance and Audit Committee Governance/Nominating Committee

Mr. Simmons has served as President and Chief Executive Officer of Zions Bancorporation (Zions) since 1989 and as Chairman of Zions’ Board since 2002. He has served in a variety of positions at Zions and Zions First National Bank for more than 31 years, including chief financial officer for Zions for five years. Zions is a financial services company that operates about 500 full-service banking offices in 10 states.

Outside boards:  Mr. Harris serves as a director and member of the audit committee of O. C. Tanner Company and a director and member of the audit and compensation committees of National Life Holding Company. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

Director qualifications, attributes, skills and experience: Mr. Simmons brings extensive financial, executive management and public company director experience, as well as intimate knowledge of the community, public and political environment in which the Company operates its utility business.  His local knowledge helps the Board understand the perspective of the Company's retail utility customers.

Bruce A. Williamson age 53	Director since 2006 Finance and Audit Committee (Chair) Management Performance Committee

Mr. Williamson is the President and Chief Executive Officer and a director of Cleco Corp. Prior to joining Cleco in July 2011, Mr. Williamson served as Dynegy Inc.'s President and Chief Executive Officer and a director from October 2002 to March 2011 and as Chairman of Dynegy's Board of Directors from May 2004 to February 2011. Mr. Williamson served as Senior Vice President Finance & Corporate Development at PanEnergy Corporation and led the negotiations of the merger with Duke Energy where he became President and Chief Executive Officer of Duke Energy Global Markets. He began his career with Shell Oil Company where he advanced to Treasurer.

Director qualifications, attributes, skills and experience: Mr. Williamson brings extensive experience in executive management as well as 30-year career in virtually all facets of the energy industry, including exploration, production, midstream and downstream pipelines and electric power. He also has significant experience in finance, mergers and acquisitions and restructuring transactions.

Questar Corporation 2013 Proxy Statement 9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

The Company's governance documents provide the Board of Directors flexibility to select the appropriate leadership structure for the Company. The Board believes that while there is no single model that is the most effective in all circumstances, the shareholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure at a given time. This includes whether the Chairman role should be held by a non-executive director or by the CEO serving on the Board. The Board members possess considerable experience and unique knowledge of the Company's challenges and opportunities, and are in the best position to evaluate how to effectively organize director and management capabilities to meet Company needs.
From the Company's reorganization in July 2010 until July 1, 2012, the Board's leadership consisted of a non-executive Chairman, held by Mr. Rattie, the Company's former President and CEO, and an independent director appointed to preside over the Board's executive sessions. This board leadership structure was established to utilize Mr. Rattie's experience as Chairman as well as his knowledge of the Company's operations, and his involvement as immediate past President and CEO in setting agendas and leading discussion, particularly with Mr. Jibson being new to the Board in June 2010. Effective July 1, 2012, Mr. Jibson assumed the position of Chairman of the Board. Mr. Jibson has over 32 years of service with the Company in a variety of positions of increasing responsibility and leadership, and holds senior leadership positions in organizations in the community and industry. As the individual primarily responsible for the day-to-day management of business operations, he is best positioned to chair regular board meetings as the directors discuss key business and strategic issues. The Company believes that combining Mr. Jibson's role as CEO with the Chairman position allows the Board to benefit from Mr. Jibson's insight and perspective regarding Company affairs, risks and opportunities during deliberations.
Lead Independent Director
At the same time that Mr. Jibson became Chairman of the Board, Mr. Michael was elected as Lead Director consistent with the Company's Corporate Governance Guidelines and good governance practices. Following Mr. Michael's retirement from the Board of Directors at the 2013 Annual Meeting, a new Lead Director is expected to be elected by the directors at a Board meeting immediately following the Annual Meeting. The Lead Director supports the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board and CEO. Among other powers and responsibilities, the Lead Director performs the following:

•	presides over the executive sessions of the independent directors;

•
collaborates with the Chairman and CEO and Corporate Secretary on setting the annual calendar for all regular meetings of the Board and its committees, as well as setting the agendas for all board and committee meetings;

•	maintains close contact with Board committee chairs;

•	facilitates communication between the Directors and the CEO; and

•	communicates the Board's evaluation of the CEO to the CEO.
The Board and its committees meet regularly in executive sessions without the presence of any management representatives.

The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and productive board meetings, and appropriate safeguards and oversight by independent directors.

BOARD MEETINGS AND COMMITTEES

In 2012, the Company's Board of Directors held four regular meetings and two special meetings. The Board committees held a total of 15 meetings. All directors attended at least 75 percent of the meetings of the Board and the committees on which they sit. The Company's directors are expected to attend the Company's Annual Meeting. All directors attended the Company's 2012 Annual Meeting.

The Board has three standing committees: audit (Finance and Audit); nominating (Governance/Nominating); and compensation (Management Performance). The Board has written charters for these committees. The charters, along with the Company’s Business Ethics and Compliance Policy and Corporate Governance Guidelines, are available on the Company's website at

Questar Corporation 2013 Proxy Statement 10

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

http://investor.shareholder.com/questarcorp/documents.cfm and in print without charge at any shareholder’s request to the Corporate Secretary.

The table below lists 2012 committee members and chairs.

Director	Finance and Audit	Management Performance	Governance/ Nominating
Teresa Beck	X	X1	X
R. D. Cash
Laurence M. Downes		X	X
Ronald W. Jibson
Gary G. Michael		X	X1
Keith O. Rattie
Harris H. Simmons	X		X
Bruce A. Williamson	X1	X

Meetings held in 2012	6	5	4

[1]	Chair of committee

Finance and Audit Committee
The Finance and Audit Committee reviews auditing, accounting, financial reporting, risk management and internal control functions; appoints the Company's independent auditor; monitors financing requirements, dividend policy, and investor-relations activities; and oversees compliance activities. The Board has determined that each Finance and Audit Committee member meets the independence requirements of the NYSE and the SEC rules, meets the NYSE's financial literacy requirements and qualifies as an audit committee financial expert as defined by the SEC. The Finance and Audit Committee frequently meets in executive sessions with the Company’s independent and internal auditors.

In 2011, the Finance and Audit Committee requested proposals from various outside independent auditing firms as potential 2012 auditors. The Committee considered a number of proposals and after reviewing extensive presentations by four finalists, retained Ernst & Young LLC as the Company's independent auditor for 2012.

Governance/Nominating Committee
The Governance/Nominating Committee functions as the Company's nominating committee and is responsible for governance activities, particularly board and committee evaluations and committee assignments. All members are independent directors.
The Governance/Nominating Committee’s Charter defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria and qualifications provide a framework for evaluating nominees as well as incumbent directors. The key criteria are: experience as a senior officer (chief executive officer, president, or chief financial officer of a public company, or extensive finance or accounting experience); active in business at least part-time with skills and experience necessary to serve as a Board committee chair; willingness to commit time and energy to serve as a director; experience in the Company's lines of business or understanding of the Company's business environment; ability to exercise independent judgment and make analytical inquiries; reputation for integrity and good judgment; and geographical location (residence or business activity) in states where the Company has significant operations. The Committee considers racial, gender and other diversity as part of the total picture when determining director qualifications.
The Governance/Nominating Committee also considers shareholder nominations using the above criteria. Shareholders interested in submitting names of candidates who satisfy most or all of the above criteria should submit written notice of the candidates' names and qualifications to the Governance/Nominating Committee chair at the Company's address. These nomination letters are forwarded to the Committee chair without screening.
Mr. Helms' Nomination as a New Director -- In anticipation of Mr. Michael's retirement, the Governance/Nominating Committee devoted substantial time and effort reviewing new director candidates based on recommendations from current

Questar Corporation 2013 Proxy Statement 11

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

directors and company officers. Considering the above qualifications, the Committee reviewed and recommended to the Board Mr. Helms' nomination as a Board director. Upon Mr. Helms' election at the 2013 Annual Meeting, the Governance/Nominating Committee will review the Board's committee structure and make any recommended modifications, as well as discuss and recommend replacement for the Lead Director position.
Management Performance Committee

The Management Performance Committee (MPC) functions as the Company’s compensation committee and is responsible for the annual review and approval of all aspects of our executive compensation program including:

•
Reviewing the recommended base salary as well as the annual and long-term incentive award opportunities for the Company's President and CEO and other executive officers considering the competitiveness of each officer's total compensation package;

•	Reviewing and selecting the Company's peer group for compensation benchmarking purposes;

•	Reviewing the recommended financial and operating goals and objectives for the short-term and long-term incentive programs, and verifying the achievement of such goals; and

•	Administering the Company's equity-based and other executive compensation plans.

For additional information regarding the Committee's executive compensation-related activities, see this statement's section titled "Compensation Discussion and Analysis" or CD&A. The MPC also oversees Board compensation decisions. It frequently reviews leadership development and succession planning issues, with the full Board reviewing executive succession planning on a regular basis. The MPC chair works with the Company's CEO and the Director of Benefits and Compensation to establish the agenda for the Committee meetings. The MPC frequently meets in executive session to discuss and approve compensation decisions, particularly with respect to the CEO. All non-executive Board members must also approve the CEO's total compensation. The MPC reports regularly to the Board on matters relating to its responsibilities.
Compensation Consultant - The MPC has the sole authority to retain and terminate any compensation consultant engaged to assist the MPC in evaluating and establishing executive compensation. The MPC has retained Meridian Compensation Partners, LLC (Meridian) as its independent executive compensation consultant. Meridian assists the MPC in evaluating the Company's executive compensation programs and practices, benchmarking and setting the compensation for the Company's executive officers, and provides other executive compensation advice and recommendations. A detailed discussion of Meridian's role in the Company's executive compensation practices is set forth in the CD&A.
Compensation Consultant Independence - Meridian is an independent firm providing only executive and director compensation advisory services. Meridian is accountable and reports directly to the MPC. To maintain the firm's independence, Meridian provides no other services for the Company except those described above. The MPC annually reviews the services provided by and fees paid to Meridian. In February 2013, the MPC also reviewed Meridian's written assessment that it meets independence factors established by the NYSE and the SEC. Based on this review, the MPC concluded that Meridian, and its individual advisers, are independent pursuant to SEC rules. The MPC agrees that Meridian can provide an objective, independent perspective on the Company's executive compensation, and that the MPC can rely on their advice.

Management Performance Committee Interlocks and Insider Participation

The Management Performance Committee members during 2012 were Messrs. Downes, Michael, Williamson and Ms. Beck as Chair. No Company officer or employee has been a member of the MPC during 2012 or at any other time. Additionally, no MPC member had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No Company executive officer has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a MPC member during the 2012 fiscal year.

DIRECTOR RETIREMENT POLICY

The Board has a retirement policy that allows an outside director to continue serving until the Annual Meeting following his or her 72nd birthday. The Board does not otherwise limit the number of terms that a director may serve.

Questar Corporation 2013 Proxy Statement 12

BOARD RISK OVERSIGHT, COMMUNICATION & RELATED-PERSON TRANSACTIONS

BOARD RISK OVERSIGHT, COMMUNICATION AND RELATED-PERSON TRANSACTIONS

BOARD RISK OVERSIGHT
The Company has developed an enterprise risk management program (ERM program) to identify risks across the Company, assess the likelihood and potential impact of these risks and develop and monitor strategies to prevent, mitigate or manage them. The goal of the ERM program is to maintain a high level of awareness and control over operational, financial, environmental, compliance, strategic and other risks that could adversely affect achievement of the Company's business objectives. The ERM program is administered by the Chief Risk Officer and General Counsel.
The full Board is responsible for overseeing and reviewing with management the ERM program, including the actions taken to identify, assess and mitigate risks. The Chief Risk Officer and General Counsel make an annual formal presentation to the Board about the ERM program. The Board can question management about the effectiveness of the ERM program, the elements of the risk management framework and specific risk mitigation strategies implemented. Management also updates the Board regularly on specific risks and mitigation strategies during the Board's review of the annual corporate capital and operating budgets, corporate strategy, and any new business opportunities as well as in other reports made to the Board and its committees. Additional review of or reporting on specific enterprise risks is conducted as needed or as requested by the Board or a committee.

Each of the Board's committees is responsible for oversight of risks relevant to its areas of responsibility as follows:

Finance and Audit Committee - The Finance and Audit Committee has primary responsibility for oversight and evaluation of the Company's financial and compliance risks. It oversees the independent auditor, internal audit, financial reporting, as well as Questar's Business Ethics and Compliance Policy. The Finance and Audit Committee regularly asks management, internal audit staff, and the Company's independent outside auditor about financial risks or exposures, including financial statement risks. The Committee reviews on a quarterly basis financial, internal controls, credit, compliance, security, legal and regulatory risks that may have material adverse effects on the Company.

Governance/Nominating Committee - The Governance/Nominating Committee oversees risks associated with corporate governance, including Board and committee leadership structure and composition as well as director qualifications and independence. The Committee reviews compliance with the Company's Corporate Governance Guidelines and any changes or amendments to the Guidelines and committee charters.

Management Performance Committee - The Management Performance Committee oversees compensation and human resources risks. The Management Performance Committee, with assistance from Meridian as its independent compensation consultant, periodically reviews the compensation programs to ensure they do not promote excessive risk-taking. The Management Performance Committee uses the risk assessment to determine that Questar’s compensation practices and policies do not create risks that are reasonably likely to have material adverse effects on the Company. The Management Performance Committee determined in 2012 that the compensation policies and programs are balanced across multiple financial and operating metrics and time periods, thus supporting sound risk management.

COMMUNICATION WITH DIRECTORS

Any Questar shareholder or other interested party may send communications to Questar's Board of Directors, including the independent directors as a group, the Lead Director or any other individual Board member, by submitting those communications to the appropriate person or group at the following address:

[Name of Appropriate Person or Group]
c/o Corporate Secretary
Questar Corporation
P.O. Box 45433
Salt Lake City, Utah 84145-0433

Questar Corporation 2013 Proxy Statement 13

BOARD RISK OVERSIGHT, COMMUNICATION & RELATED-PERSON TRANSACTIONS

The independent directors of the Board have designated the Corporate Secretary to receive and process all written communications sent to directors. The Corporate Secretary will timely forward any written communication directly to the designated director(s), or to the Lead Director if the communication is made to the full Board. The Corporate Secretary has authority to discard solicitations, advertisements, or other inappropriate communications.

INDEPENDENCE AND RELATED-PERSON TRANSACTIONS

Independence of Directors

The Board affirmatively determined that, with the exception of Messrs. Rattie and Jibson, all of the Company's directors are independent as defined by the NYSE. The criteria used to determine independence are available on Questar’s website at www.questar.com. The Company determined that a director can be considered independent if he or she has a relationship with a company or other entity that purchases natural gas from Questar Gas Company at regulated rates. The Board determines which directors are independent by considering the directors’ responses to questionnaires and information from internal records.

Related-person Transactions

There are no relationships or related-person transactions between the Company and any of its directors or officers that must be disclosed under federal securities laws. The Company requires executive officers and directors to report to the Corporate Secretary any event or anticipated event that may qualify as a related-person transaction under Section 404(b) of Regulation S-K. The Corporate Secretary would report those transactions to the Finance and Audit Committee. The Company also collects information from annual questionnaires sent to officers and directors that reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, it is investigated according to the Company’s Business Ethics and Compliance Policy. The Board’s Finance and Audit Committee reviews such transactions to determine whether they conflict with the Company’s best interests, impact a director’s independence or conflict with Questar's Business Ethics and Compliance Policy. If a related-person transaction is completed, the Finance and Audit Committee determines if it will require rescission of the transaction, disciplinary action or reevaluation of a director’s independence.

DIRECTOR COMPENSATION
Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified Board candidates. The Management Performance Committee annually reviews the fees and retainers paid to the directors, committee members and committee chairs for services rendered, and recommends any changes to the Board. Meridian also assists in the review of director compensation by providing benchmark compensation data and recommendations for compensation program design. Directors who also serve as Company employees do not receive payment for Board services.
In 2012, non-employee directors received the following retainer and meeting fees:

Fees ($)
Annual board member retainer	50,000
Additional retainer for Lead Director*	15,000
Additional retainer for chair, Finance and Audit Committee and Management Performance Committee	15,000
Additional retainer for chair, Governance/Nominating Committee	10,000
Board meeting fee (per day)	2,000
Committee meeting fee for committee chair	1,500
Committee meeting fee	1,100
Telephone attendance board meeting fee	900
Telephone attendance committee meeting fee for chair	800
Telephone attendance committee meeting fee	600

Questar Corporation 2013 Proxy Statement 14

DIRECTOR COMPENSATION

* The Lead Director fee for Mr. Michael was established effective July 1, 2012 when Mr. Jibson was appointed Chairman of the Board. Prior to this time, Mr. Rattie received an additional retainer per year as non-executive Chairman of $150,000.
Directors may receive their fees in cash or they may defer receipt of all fees according to the Questar Corporation Deferred Compensation Plan for Directors (the Director Deferred Compensation Plan) described below.
DIRECTOR EQUITY UNDER LONG-TERM STOCK INCENTIVE PLAN (LTSIP). Pursuant to the LTSIP, directors are eligible to receive stock options, stock appreciation rights, restricted stock or restricted stock units (RSUs) and other awards referenced to our common stock. In 2012, directors received grants of shares of restricted stock. Mr. Rattie received RSUs as the non-executive Chairman in July 2010, which gives Mr. Rattie the right to receive one share of Company common stock for each vested RSU, plus dividend equivalents, when his service as a director ends. These are referred to hereinafter as deferred RSUs. In 2013, the Company directors, similar to officers and key employees, were granted RSUs instead of restricted stock. Directors may defer all, but not less than all, of the equity awarded to them pursuant to the Director Deferred Compensation Plan described below.
DIRECTOR DEFERRED COMPENSATION PLAN. Non-employee directors can participate in the Director Deferred Compensation Plan, which allows them to defer both their cash and equity compensation for their service as a Company director. For the deferral of cash fees, directors can elect to have them accounted for with “phantom shares” of the Company's common stock, or have them credited with interest as if invested in long-term certificates of deposit. For the deferral of restricted stock grants, those grants are accounted for as phantom restricted stock units, meaning that they vest over time like restricted stock and receive dividend equivalents. Phantom share balances are paid in cash when a director retires.
The following fees and stock grants were received by individual directors during 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1,2] ($)	Total ($)
Teresa Beck	92,100	100,014	192,114
R. D. Cash	60,900	100,014	160,914
Laurence M. Downes	68,300	100,014	168,314
Gary G. Michael	89,400	100,014	189,414
Keith O. Rattie	135,000	100,014	235,014
Harris H. Simmons	70,900	100,014	170,914
Bruce A. Williamson	88,500	100,014	188,514

[1]
On February 10, 2012, each director received a grant of 5,158 restricted stock or phantom restricted stock, with a grant date value of $100,014. The restricted stock and phantom restricted stock vest on March 5, 2013.

[2]	Directors held the following aggregate options and stock awards or phantom shares (and dividend equivalents) as of December 31, 2012:

Name	Vested Option Shares (#)	Restricted Shares/Deferred RSUs (#)	Vested Phantom Shares (#)	Unvested Phantom Shares (#)
Teresa Beck	—	5,158	39,015	—
R. D. Cash	—	5,158	—	—
Laurence M. Downes	—	—	174	5,158
Gary G. Michael	—	5,158	36,217	—
Keith O. Rattie*	382,174	76,597	—	—
Harris H. Simmons	—	—	61,882	5,158
Bruce A. Williamson	—	—	43,010	5,158

* Mr. Rattie's option shares reflect option awards he received as a Company officer. Mr. Rattie's restricted shares/deferred RSUs also include 71,439 deferred RSUs (and dividend equivalents). As of December 31, 2012, all but 21,901 of Mr. Rattie's deferred RSUs have vested. His remaining deferred RSUs will vest on July 1, 2013.

Questar Corporation 2013 Proxy Statement 15

DIRECTOR COMPENSATION

Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for outside directors of five times their annual cash board retainer after a director has served five years on the Board. Based on the current cash retainer, the stock ownership requirement is $250,000. Phantom stock units count toward the total shares held. All directors currently comply with those guidelines.
Other Benefits. Directors participate in the Business Accident Insurance Plan that provides a benefit of up to $150,000 to the survivor of any employee or director who dies, becomes totally disabled or suffers dismemberment due to an accident while traveling on Company business.

SECTION 16(a) COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations, the Company's directors, certain executive officers and persons who own more than 10 percent of the Company's stock are required to file reports of ownership and changes in ownership with the Commission and the NYSE. The Company must also receive copies of all such reports. The Company's Corporate Secretary prepares and files reports for directors and executive officers based on information known and otherwise supplied. Based on a review of this information and responses to director and officer questionnaires, the Company believes that except for one late Form 4 filing, all filing requirements were satisfied for 2012. The late filing involved a Form 4 filing on November 21, 2012, two business days late for Ms. Beck, a Company director. The delay was due to an internal miscommunication within Ms. Beck's financial brokerage firm.

Questar Corporation 2013 Proxy Statement 16

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table lists Company shares beneficially owned by each director and each named executive officer and all directors and executive officers as a group as of February 28, 2013. Each person has sole voting and investment power over the shares shown in the table except as noted.

Name	Number of Shares Owned[1,2,3]	Right to Acquire[4]	Total Shares Beneficially Owned[5]
Teresa Beck	14,880		14,880
R. Allan Bradley	114,856	158,000	272,856
R. D. Cash[6]	984,900		984,900
Laurence M. Downes	14,065		14,065
Kevin Hadlock	25,448		25,448
Thomas C. Jepperson	217,676	5,333	223,009
Ronald W. Jibson[7]	197,911	37,000	234,911
James R. Livsey	125,248	45,000	170,248
Gary G. Michael	37,523		37,523
Keith O. Rattie[8]	415,484	382,174	797,658
Harris H. Simmons[9]	138,595		138,595
Bruce A. Williamson	6,000		6,000
All directors and executive officers (15 individuals including those listed above)	2,416,688	644,907	3,061,595

[1]
The Company's executive officers have equivalent shares of Company stock held for their accounts in the Questar Corporation Employee Investment Plan, a 401(k) plan. The number of shares owned includes equivalent shares of stock through such plan as follows: Mr. Bradley 27; Mr. Jepperson 13,157; Mr. Jibson 36,262; and Mr. Livsey 5.

[2]
The number of shares owned includes unvested restricted stock as follows: Ms. Beck 5,158; Mr. Bradley 67,156; Mr. Cash 5,158; Mr. Hadlock 21,256; Mr. Jepperson 70,223; Mr. Jibson 124,004; Mr. Livsey 49,227; Mr. Michael 5,158; and Mr. Rattie 5,158. The restricted stock receives dividends and has voting power.

3    The number of shares owned does not include: RSUs or deferred RSUs awarded to directors or executives which RSUs do not have any voting or investment power; or phantom stock units that are held through the deferred compensation plans available to the Company's directors and officers. The RSUs, deferred RSUs and phantom units held by directors and executives are as follows:

Name	Unvested RSUs/ Deferred RSUs	Phantom Shares
Teresa Beck	4,234	121,057
R. Allan Bradley	16,406	43,528
R. D. Cash	4,234	16,296
Laurence M. Downes		13,014
Kevin Hadlock	7,663	3,963
Thomas C. Jepperson	13,210	35,657
Ronald W. Jibson	33,870	24,353
James R. Livsey	16,406	12,744
Gary G. Michael	4,234	164,617
Keith O. Rattie*	75,673
Harris H. Simmons		280,069
Bruce A. Williamson		92,475

* Mr. Rattie's total includes 71,439 deferred RSUs (and dividend equivalents) granted when he became non-executive Chairman in 2010.

Questar Corporation 2013 Proxy Statement 17

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

[4]	Shares that can be acquired by exercising stock options on or within 60 days after February 28, 2013.

[5]
No individual director or executive officer beneficially owns at least or more than one percent of the shares outstanding as of February 28, 2013. The total beneficially owned by all directors and executive officers as a group equals 1.70% of the outstanding shares. The percentage of beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

[6]
Includes 897,726 shares held by Mr. Cash's family's private foundation, 35,636 shares held in a family trust, 21,076 shares are held in a second family trust and 200 shares are held as custodian for a minor under the Gift to Minors Act.

[7]
Mr. Jibson is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 108,426 shares as of February 28, 2013. As Chairman of such foundations, Mr. Jibson has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total opposite his name.

[8]	Includes 10,000 shares held by Mr. Rattie's family's private foundation and 41,654 are held in a family trust.

[9]	Mr. Simmons is also an executor for the Elizabeth E. Simmons estate holding 31,200 shares.

SECURITY OWNERSHIP, PRINCIPAL HOLDERS
The following table lists each person known by the Company to beneficially own at least five percent of its common stock.

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership	Percent of Class
Vanguard Group Inc. [1] 100 Vanguard Blvd. Malvern, PA 19355	11,171,098	6.38%
State Street Corporation[2] One Lincoln St. Boston, MA 02111	10,920,191	6.20%
BlackRock Inc.[3] 40 East 52nd Street New York, NY 10022	9,917,346	5.66%
Parnassus Investments/CA.[3] 1 Market Street, #1600 San Francisco, CA 94105	9,317,513	5.32%

[1]
In its Schedule 13G/A,Vanguard indicated it had sole voting power of 127,563 of the referenced shares, and sole dispositive authority of 11,052,635 of the referenced shares and shared dispositive authority of 118,463 of the referenced shares.

[2]	In its Schedule 13G, State Street indicated it had shared voting power and shared dispositive authority of all the referenced shares.

[3]	BlackRock's Schedule 13G/A, and Parnassus Investments' Schedule 13G indicated these owners had sole voting power and sole dispositive authority of all the referenced shares.
EQUITY COMPENSATION PLAN INFORMATION
The following information is accurate as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,253,341	$11.36	6,720,979
Equity compensation plans not approved by security holders	—	—	—
Total	1,253,341	$11.36	6,720,979

Questar Corporation 2013 Proxy Statement 18

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our executive compensation program should be read in conjunction with the tables and text in this proxy statement below that describe the compensation awarded to, earned by or paid to the named executive officers.

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (CD&A) explains the principles, objectives and features of our executive compensation program. It also describes actions taken by the Management Performance Committee (referred to in this CD&A as the "Committee") to further align the interests of our named executive officers with the Company's corporate objectives and our shareholders' interests. This section also provides an understanding of how the Committee's pay decisions relate to 2012 Company performance. Although the Company’s executive compensation program is generally applicable to each executive officer, this CD&A focuses primarily on the program as applied to the Chief Executive Officer (CEO) and the other officers included in the Summary Compensation Table, who are collectively referred to in this proxy statement as the named executive officers. The Company's named executive officers for the fiscal year ending December 31, 2012 are:

Name	Title
Ronald W. Jibson	Chairman, President and Chief Executive Officer
Kevin W. Hadlock	Executive Vice President and Chief Financial Officer
James R. Livsey	Executive Vice President, Chief Operating Officer, Wexpro Company
R. Allan Bradley	Executive Vice President, President and Chief Executive Officer, Questar Pipeline Company
Thomas C. Jepperson	Executive Vice President, General Counsel and Corporate Secretary

Our Business - Questar is comprised of a distinctive integrated set of low-risk natural gas companies based in the Rockies:

•
Questar Gas Company, which provides retail natural gas distribution to retail, industrial and commercial customers in Utah, southwestern Wyoming and southeastern Idaho, at gas rates historically among the lowest in the nation.

•
Wexpro Company, our unique natural gas-development subsidiary, which develops and produces natural gas from reserves contractually dedicated and sold to Questar Gas at its cost of service. This includes an after-tax return under the terms of the comprehensive "Wexpro Agreement" of about 20 percent currently on its investment base as defined in that agreement.

•	Questar Pipeline Company, which provides FERC-regulated interstate natural gas transportation, underground storage services, and other energy services primarily in Utah, Wyoming and Colorado.

Pay and Company Performance

2012 Company Performance Review - Our executive leadership team again led the delivery of strong 2012 operational and financial results. Here are some of the highlights:

•	Shareholders realized a 20.5 percent return on average common equity.

•
Since our July 2010 reorganization, the Company's share price has returned nearly 47 percent to its shareholders including reinvested dividends in addition to share price appreciation. Counting the 2010 time period prior to the reorganization, the share price has returned 44 percent. Dividends paid in 2012 increased 7.39 percent.

•
Questar generated adjusted EBITDA of $567.8 million, up five percent from 2011. EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, gains and losses from asset sales, abandonments and impairments, and other special items.

•
Questar Gas again achieved record net income at $47.1 million. Our utility also earned its allowed return for the eighth straight year. Customer satisfaction rating, as measured by third-party surveys, was again at an all-time high.

•	Wexpro also had another record year, growing net income nine percent to $103.9 million. It also increased its investment base by 12 percent to $531.1 million.

•
Questar Pipeline finalized major pipeline projects to add 87,000 decatherms per day of additional natural gas capacity to enable it to stay cost-competitive in its regional market and maintain its storage leadership.

Questar Corporation 2013 Proxy Statement 19

COMPENSATION DISCUSSION AND ANALYSIS

Company Performance and CEO Compensation - The following charts show the relationship between Company performance, based on two key metrics – shareholder return and net income – and our CEO's compensation for the last three years. The last three years appropriately reflects performance following the reorganization of the Company.

The chart below compares our CEO's total compensation as reported in the Summary Compensation Table, excluding change in pension value and nonqualified deferred compensation earnings, to the cumulative shareholder return data assuming a $100 investment in Company stock at close of trading on December 31, 2009, and all dividends are reinvested. The cumulative shareholder return data is as follows:

2009	2010	2011	2012
$100	$123.15	$145.26	$149.43
The Questar stock values for periods prior to June 30, 2010, have been recast for the spinoff of QEP Resources.

THREE-YEAR CEO TOTAL COMPENSATION COMPARED TO SHAREHOLDER RETURN

% return
In $ thousands
50%
40%
30%
20%
10%
0%
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
23.2%
41.2%
44.0%
$2,722
$3,013
$3,538
2010
2011
2012
Total CEO Compensation
Cumulative Shareholder Return

Questar Corporation 2013 Proxy Statement 20

COMPENSATION DISCUSSION AND ANALYSIS

The chart below compares the annual incentive payment actually made to our CEO for each applicable year compared to the comparable consolidated net income as reported in Questar's 2012 Form 10-K.

THREE-YEAR CEO ANNUAL INCENTIVE PAYMENT COMPARED TO NET INCOME

The Company's Guiding Compensation Philosophy and Objectives - The Company’s executive compensation philosophy, as set by the Committee, is designed to:

•	attract, motivate, reward and retain the management talent required to achieve Company objectives at compensation levels that are fair, equitable and competitive with those of comparable companies;

•	focus management efforts on short-term and long-term drivers of shareholder value;

•	tie a significant portion of executive compensation to Company long-term stock price performance and thus shareholder returns;

•	foster a results-oriented culture while enhancing the Company’s reputation for ethics, integrity and safety; and

•	create balance across multiple financial and operating metrics and time periods in support of sound risk management.

In keeping with our philosophy, executive compensation generally is comprised of: base salary; annual short-term incentive awards that are paid in cash based upon achievement of business financial and operational goals; long-term performance-based awards; and restricted stock awards. These compensation components are discussed in more detail below under "Components of Our Compensation Program."

Best Practices: Executive Compensation and Corporate Governance

What we do:

•
Pay for performance - The Committee, comprised of only independent directors, ties a significant portion of each named executive officer's total direct compensation opportunity to near-term financial and operational results and long-term shareholder returns.

•
Annual executive compensation review - The Committee annually reviews all compensation elements to our named executive officers and, where appropriate, makes changes to incorporate current best practices.

•	Independent compensation consultant - The Committee has retained its own independent compensation consultant since 2006 to assist in its annual review.

•	Annual benchmarking - The Committee reviews benchmark compensation data of the Company's peer group.

•
Annual risk analysis - The Committee annually reviews, analyzes and considers if our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

•	Double trigger - The Company's severance plan provides for payments after a change in control only if an employee is also terminated following the change in control (a double-trigger).

•	Share ownership guidelines - The Company has adopted share ownership guidelines for all officers.

Questar Corporation 2013 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

•
Minimal perquisites - In 2012, the Company discontinued the only perquisite it provided to officers --reimbursement for financial planning. It was replaced with the opportunity for an executive fitness evaluation.

What we don't do:

•	No employment agreements - The Company has no individual employment agreements with any officer.

•	No separate change in control agreements - All officers participate in the same change in control severance plan.

•	No excise tax gross-ups upon change in control - The Company does not provide excise tax gross-ups for severance benefits.

•	No short-sales or hedging of the Company's common stock, and no excessive pledging.

The Committee intends to address any new policy requirements to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regarding a recoupment (or "clawback") policy relating to executive compensation as necessary, if and when the SEC and the NYSE adopt rules implementing this part of the law.

Results of 2012 Advisory Vote to Approve Executive Compensation

At the 2012 Annual Meeting of Shareholders, we held the second advisory vote on executive compensation. More than 97 percent of votes cast were in favor of this advisory proposal. The Committee considered this favorable outcome and believed it conveyed shareholders' support of the Committee's decisions and the existing executive compensation programs. As a result, the Committee made no material structural changes to our compensation programs or pay for performance philosophy. At the 2013 Annual Meeting of Shareholders, the Company will again hold an annual advisory vote to approve named executive officer compensation. While the vote on this proposal is non-binding on the Company and the Board and does not overrule a Company or Board decision, the Committee and the Board value shareholders’ opinions. They will consider the voting outcome when making future executive compensation decisions.

2012 Executive Compensation Program Design

The 2012 compensation program for our executive officers includes three elements: base salary, an annual incentive and long-term incentives. Following the same practices set for 2011, the long-term incentives consisted of 50 percent time-based restricted stock and 50 percent performance share awards with performance criteria based upon total shareholder return (TSR) over a three-year period compared to our peer group. The Committee determined this program appropriately motivated executive officers to generate, and rewarded them for, shareholder value creation.

Questar Corporation 2013 Proxy Statement 22

COMPENSATION DISCUSSION AND ANALYSIS

The graphic below shows components of the 2012 total target compensation opportunity for each named executive officer which highlights that a substantial part of the compensation is at-risk and based on achieving specific performance measures.

[1]
The percentages are based on the values stated in the 2012 Summary Compensation Table except: the target bonus is based on the 2012 target annual incentive set for each named executive officer; and the performance shares are based on the target number of performance shares set for each named executive officer multiplied by the closing stock price on the grant date.

HOW THE COMPANY MAKES COMPENSATION DECISIONS

Role of the Management Performance Committee. The Committee is guided by its compensation philosophy as stated above and works with the CEO, the Director of Compensation and Benefits, and the independent executive compensation consultant, Meridian.

In making compensation decisions, the Committee reviews peer company market data, nationally recognized compensation data and other market data provided by Meridian as discussed below. While the Committee generally targets the market 50th percentile for each named executive officer, it may deviate, lower or higher, based on individual factors. The Committee reviews executive compensation throughout the year. It analyzes annually each component of the named executive officer’s compensation as well as each executive's total compensation to ensure that individual components and total compensation satisfy our compensation objectives. The Committee will continue to consider how it measures, evaluates and benchmarks all compensation components for executives. This helps ensure that our executive compensation remains competitive within the relevant segment of the natural gas industry, adjusted as appropriate for individual factors such as experience and expertise. In addition to Company peer and market-survey data, the Committee considers job performance, responsibilities and advancement potential when setting each named executive officer's compensation.

To ensure that executive compensation remains consistent with the Company’s objectives, the Committee routinely:

•	reviews and approves participation in the annual management incentive plans, objectives and performance targets for each major business unit;

•	reviews our consolidated financial results and the financial and operating results of the Company's major business units;

•	evaluates the individual performance of the named executive officers;

•	considers internal relative pay; and

•	develops and approves annual and long-term compensation for executive officers.

The Committee reviews the CEO's performance and compensation with input from all of the Company's outside directors and the CEO's self-evaluation. The Committee approves compensation for other executive officers based on the evaluation and recommendation of the CEO. The Committee also reviews market data and other input provided by Meridian.

Questar Corporation 2013 Proxy Statement 23

COMPENSATION DISCUSSION AND ANALYSIS

Role of the CEO. The Company's CEO recommends the level of base salary increase (if any), the annual incentive target award, and the long-term incentive award value for all other officers, including the other named executive officers. These recommendations are based on review of Meridian's benchmarking analysis of the Company's peers and general comparable survey data, each executive officer's performance, the performance of the individual's respective business unit, and employee retention considerations. The Committee reviews the CEO's recommendations and approves any compensation changes affecting our executive officers as determined in its sole discretion.

The CEO does not play a role in any matter affecting his own compensation.

Role of the Compensation Consultant. Meridian, the Company's executive compensation consultant retained by the Committee, assists the Committee in its annual review of executive compensation by:

•
reviewing, critiquing and proposing changes in the Company's compensation practices when necessary to maintain alignment with the Company's compensation objectives, including providing recommendations to the Committee regarding the Company's short-term and long-term incentive strategy;

•	providing advice and information on regulatory requirements and investor/shareholder policies relating to the Company's compensation practices;

•	reviewing the Company's selected peers and providing input in any deviation or recommended changes or replacements;

•	preparing benchmarking reports analyzing each executive officer's compensation using peer company proxy data and market surveys;

•	reviewing Committee agendas and supporting materials before each meeting, and raising appropriate questions or issues with management and the Committee chair, as appropriate; and

•	providing input on specific compensation actions for executive officers.

A Meridian partner attends Committee meetings as requested and communicates with the Committee chair between meetings. In 2012, Meridian attended all meetings of the Committee in person or by phone, and also participated in several teleconferences with the chair. These meetings and teleconferences included discussions of the CEO's compensation during which no Company officers or employees were present.
Market Data and Peer Groups. The Company believes that compensation for executive officers who successfully enhance shareholder value should be competitive with compensation offered by similar publicly-held companies to successfully attract and retain the high quality executive talent. The Company uses a peer group of companies to: gather input to develop base salary ranges, annual incentive targets and long-term incentive award ranges; benchmark the form and mix of equity awarded to executives; and assess the competitiveness of total direct compensation for executive officers.

Peer Selection - The Committee annually reviews and analyzes the selected peer group. In selecting the peer group following the Company's 2010 reorganization, and since that time, the Committee considers companies with a comparable business mix of natural gas utility/distribution, midstream natural gas transportation and natural gas exploration and production businesses, as well as a comparable size with respect to revenues, assets, market capitalization and enterprise value. Questar's integrated mix of businesses, particularly the unique nature of Wexpro Company, makes it difficult to find a good match of peer companies. The Committee believes, however, that the companies selected to benchmark 2012 compensation, which includes integrated natural gas companies as well as other companies in the same individual businesses as Questar, is an appropriate peer group. The table below shows the natural gas industry segment represented by each peer company selected as well as the enterprise value, market capitalization, revenue and assets. As compared to the peer group, Questar's enterprise value and market capitalization is ranked in the 53rd percentile, revenues at the 13th percentile (not including the affiliated-company revenues), and assets at the 27th percentile.

Questar Corporation 2013 Proxy Statement 24

COMPENSATION DISCUSSION AND ANALYSIS

				Comparative Data[1]
Company Name	Distribution	Midstream	Production	Enterprise Value[2] ($)	Market Cap. ($)	Revenue ($)	Assets ($)
				(in billions)
AGL Resources, Inc.	X	X		7.47	4.94	2.34	13.91
Atmos Energy Corp.	X	X		5.02	2.93	4.35	7.28
Energen Corp.	X		X	4.46	3.60	1.48	5.24
EQT Corporation	X	X	X	9.86	8.19	1.64	8.77
MDU Resources Group Inc.	X	X	X	5.37	4.05	4.05	6.56
National Fuel Gas Company	X	X	X	4.89	4.03	1.78	5.29
New Jersey Resources Corp[3]	X	X		2.28	1.76	3.01	2.65
Nicor Inc.[4]	X	X		2.97	2.51	2.71	4.21
NiSource Inc.	X	X		14.07	6.71	6.02	20.71
Northwest Natural Gas Co.	X	X		2.08	1.28	0.85	2.75
Piedmont Natural Gas Co.	X	X		3.26	2.36	1.43	3.24
Southern Union Company[4]	X			2.42	1.72	0.83	2.25
South Jersey Industries, Inc.[5]	X	X		8.94	5.26	2.67	8.27
Southwest Gas Corp	X			3.09	1.95	1.89	4.28
Vectren Corporation[5]	X	X		4.40	2.48	2.33	4.88
WGL Holdings	X	X		2.57	2.01	2.75	3.81

Questar Corporation[6]	X	X	X	4.73	3.53	1.19	3.53

[1]
Information obtained from Standard & Poor's Research Insight. Data reflects values as of December 31, 2011 except for Nicor Inc. which was acquired by AGL Resources in late 2011. For Nicor, the numbers reflect most current values when the Committee considered executive compensation benchmarks in October 2011.

[2]	Enterprise value represents market capitalization plus debt and preferred stock minus cash.

[3]	CEO data from New Jersey Resources, Inc. is not considered in setting the Company's CEO compensation because the CEO of New Jersey Resources, Inc. is on Questar's Board of Directors.

[4]
Nicor Inc. was acquired by AGL Resources in late 2011 and Southern Union Company was acquired by Energy Transfer in 2012. As a result, these two companies were removed from the peer group in 2012. When benchmarking its 2012 executive compensation, the Committee still considered the executive compensation pay practices of Nicor Inc. and Southern Union Company using prior year proxy data as pulled for the other peer companies. These two companies, however, were not listed as Company peers in evaluating total shareholder return for the Company's performance shares under the long-term incentive program (see discussion on performance shares under Long-term Equity Incentive Awards section below).

[5]
South Jersey Industries, Inc. and Vectren Corporation replaced Nicor Inc. and Southern Union as peer companies for the 2012-2014 performance period under the 2012 performance share awards. The compensation data from these two companies was also used in benchmarking 2013 executive compensation.

[6]	Questar's revenues do not include approximately $315 million of affiliated company revenues.
Other Market Surveys - The Committee also reviewed market data from various sources for 2012. This data supplements the proxy data from Questar's peer group. These sources include:

•	Towers Watson's Survey on Top Management Compensation, Utility Company Cut; and Mercer Benchmark Database, Executive, Utility Company Cut – both surveys of large utility companies.

•	NGTI Survey – survey of gas transmission-related positions.

•	ECI – Oil and Gas E&P Industry Compensation Survey - a survey of oil and gas exploration and production organizations.

Questar Corporation 2013 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS

The following table shows the data sources used for each office:

Officer	Peer Proxy Data	Towers/Mercer	NGTI	ECI
Ronald W. Jibson	X	X
Kevin W. Hadlock	X	X
James R. Livsey[1]				X
R. Allan Bradley[2]	X		X
Thomas C. Jepperson	X	X

[1]	The peer group proxy data failed to provide adequate comparative information for Mr. Livsey. Market data from ECI and other factors were utilized.

[2]
Due to the limited proxy disclosures by the selected peer groups on an individual basis, Mr. Bradley's peer group was expanded to include top executives at CenterPoint Energy, El Paso Corp, ONEOK and The Williams Companies, which would better reflect his role as head of a FERC-regulated natural gas pipeline. These incorporated companies which are beyond the primary peer group are significantly larger than Questar Pipeline Company, which the Committee considered when setting his total compensation. Due to the recent merger of El Paso, that company was not reviewed in setting Mr. Bradley's 2013 compensation.

COMPONENTS OF OUR COMPENSATION PROGRAM

To attract, motivate and retain the executive talent required to achieve corporate performance objectives, the Committee believes it must offer key executives a competitive compensation package comprised of fixed and variable short-term and long-term components. The following table summarizes the role each component plays in the total compensation package:

Compensation Component	Role in Total Compensation
Base Salary	•Provides a fixed and market-based level of compensation to pay for an executive’s responsibility, relative expertise and experience.
Annual Cash Incentive •Annual Management Incentive Plan (AMIP)	•Motivates and rewards executives for achieving annual financial and operating goals that are aligned with shareholder and stakeholder interests.
Long-term Incentives •Restricted Stock/Restricted Stock Units •Performance Shares
•Delivers the majority of named executive officer compensation through long-term incentives aligned with shareholder interests.
•Motivates and rewards the achievement of long-term strategic Company objectives.
•Recognizes and rewards the Company’s performance relative to industry peers over multi-year time periods.
•Encourages long-term executive share ownership.
•Encourages executive retention by establishing multi-year incentive awards.

Benefits •Retirement •Nonqualified Deferred Compensation •Other security benefits (health care, life, disability)	•Provides a tax-efficient means for employees to build financial security in retirement. •Provides minimum income protection against certain risks. •Rewards extended service with the Company.
Termination Benefits	•Provides a competitive level of income protection for a change-in-control event that results in employment termination.

Base Salary
The Committee approves base salaries for all officers, including the named executive officers, every February after reviewing competitive market and peer group benchmark data at the 25th, 50th and 75th percentiles. The Committee also consider the officers' scope of responsibilities, performance and other individual factors and internal comparisons. The table below reflects the base salaries of our named executive officers approved in February 2012 and effective March 1, 2012. The total 2012 salary paid to each officer is included in the 2012 Summary Compensation Table.

Name	2012 Base Salary
Ronald W. Jibson[1]	$750,000
Kevin W. Hadlock	$365,650
R. Allan Bradley	$385,875
James R. Livsey	$386,900
Thomas C. Jepperson	$352,260

[1]
The Committee approved about a 17 percent increase in Mr. Jibson's base salary to bring his salary closer to the 50th percentile as compared to the Company's peers. When Mr. Jibson was promoted to President and CEO in July 2010, the Committee decided to incrementally increase Mr. Jibson's salary over several years.

Annual Cash Incentive Awards

The Company's named executive officers participate in the AMIP (reapproved by shareholders in 2010). Under AMIP, the Company sets separate performance targets tied to key financial and operating goals for each major business unit. Each year, the Committee reviews and approves the specific annual performance targets for the whole Company, and for each major subsidiary. Performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results. Targets are generally at or above the Board-approved budget for the year. The Committee may use a variety of criteria (at the consolidated or business-unit level) for the performance targets, including total stockholder return, net income, earnings per share, EBITDA, operating cash flow, gross or net revenue or margins, safety, credit or liquidity measures, and completion of particular projects or initiatives.

The Company calculates an overall payout factor, which can range from zero to 200 percent based on each business unit's actual results compared to the measures. Each officer's payment is determined by multiplying the officer's base salary effective

Questar Corporation 2013 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS

March 1 of that year by the target bonus set for such officer, which is then multiplied by the respective payout factor. The maximum cash AMIP payment to any officer is capped at $4 million. The Committee, in its sole discretion, can reduce the cash award otherwise payable to an officer. Neither the Committee nor the Company may increase the cash award otherwise payable under the AMIP formula.

2012 AMIP Performance Components, Targets and Results - The 2012 AMIP motivated our executive officers by rewarding them when our annual financial and operating performance goals were met. For all business units, 15 percent of the total payout was tied to consolidated net income, and 10 percent was tied to two consolidated safety goals (equally weighted) as follows:

Performance Measure	Performance Range: (threshold to maximum )	Target	Actual	Percent Payout
Questar net income ($MM)	$207 - $224	$213	$212.3	94%
Safety – DART injury rate	1.75 - 1.25	1.50	1.37	154%
Safety – Avoidable accident rate	2.30 - 1.40	2.00	2.14	77%
The remaining 75 percent of the performance goals for each business unit's AMIP payout was tied to that business unit's financial (net income) and operating measures critical to its success. This includes achieving specific strategic and operational initiatives that, in some instances, may not have specific quantifiable metrics but which the Committee reviewed and agreed were critical to the Company's success. The specific goals and results for each business unit were as follows:

Performance Measure	Weight	Performance Range: (threshold to maximum )	Target	Actual	Percent Payout
QUESTAR GAS COMPANY:
Questar Gas net income ($MM)	15%	$46 - $51	$48	$48.6	120%
O&M per customer excluding DSM	30%	$148 - $140	$146	$143.47	142%
Achieve specific strategic and operational initiatives[1]	30%	(2 of 7) to (7 of 7)	4 of 7	4 of 7	100%

1 Initiatives met by Questar Gas include earning its allowed rate of return, achieving a 6.4 customer satisfaction rating which exceeded the 6.2 target, meeting multiple feeder line replacement project deadlines, and developing an integrated five-year plan with Questar Pipeline Company to meet forecast demand growth on both systems.

WEXPRO COMPANY:
Wexpro net income ($MM)	15%	$95 - $102	$97	$103	200%
Lease operating expense per Mcfe	5%	$0.25 - $0.21	$0.23	$0.252	—%
Finding cost per Mcfe	30%	$1.20 - $0.90	$1.10	$0.92	190%
Gross reserve additions (Bcfe)	5%	100 - 120	110	151	200%
Growth in sales volumes	5%	3% - 8%	8%	14%	200%
Days from rig release to sales	5%	90 - 70	80	61	200%
Achieve specific strategic and operational initiatives	10%	(1 of 2) to (2 of 2)	1 of 2	0 of 2	—%

QUESTAR PIPELINE COMPANY:
Questar Pipeline net income ($MM)	15%	$67 - $72	$69	$63.6	—%
O&M per dth of demand	30%	$16.25 - $14.75	$15.75	$15.41	134%
Achieve specific strategic and operational initiatives[1]	30%	(2 of 6) to (6 of 6)	3 of 6	6 of 6	200%

1 Initiatives met by Questar Pipeline Company include meeting deadlines in 2012 for three critical pipeline projects ranging from filing FERC application, extending an existing pipeline and placing a new pipeline in service. Questar Pipeline also met specified targets for updating its geographical system information and its goal in developing an integrated five-year plan with Questar Gas.

Questar Corporation 2013 Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS

The weighted average payout for each business unit based on achieving corporate consolidated as well as specific business unit goals and objectives were as follows:

•	Questar Gas Company - 116%

•	Wexpro Company - 143%

•	Questar Pipeline Company - 126%

The payout for corporate AMIP participants was based on an equal 30 percent weighting tied to the performance of each of the three business units. In addition, 10 percent of the corporate performance goals for 2012 were tied to corporate performance objectives including corporate controllable operating and maintenance expenses and also achieving specific strategic initiatives. The corporate AMIP goals and payout results were as follows:

Performance Measure	Weight	Performance Range: (threshold to maximum )	Target	Actual	Percent Payout
Questar Gas AMIP results	30%				116%
Wexpro AMIP results	30%				143%
Questar Pipeline AMIP results	30%				126%
Corporate controllable O&M ($MM)	5%	$76 - $70	$74	$76.3	—%
Achieve specific strategic and operational initiatives[1]	5%	(2 of 5) to (5 of 5)	3 of 5	5 of 5	200%
Weighted Result					125%

[1]
Initiatives met by Questar Corporation include implementing corporate-wide financial and operational reporting framework, developing a corporate-wide IT strategy, completing all safety meetings by all corporate employees and successfully implementing a new performance appraisal system.

In February 2013, the Committee reviewed the performance against the goals and determined that it accurately reflected the performance for the year. Each officer's target bonus is a percentage of his annual base salary in effect on March 1 of the performance year. The 2012 targets as a percent of base salary, and the percentage of such target tied to the performance of each company, as well as the payout percentage, were as follows for the named executive officers:

Name	Target % of Base Salary	Questar Gas	Wexpro	Questar Pipeline	Corporate	Payout %	Annual Incentive Payout ($)
Ronald W. Jibson	100%				100%	125%	$940,688
Kevin W. Hadlock	60%				100%	125%	$275,170
James R. Livsey	65%	15%	70%	15%		136%	$342,447
R. Allan Bradley	65%	15%	15%	70%		127%	$318,365
Thomas C. Jepperson	65%				100%	125%	$287,185

Long-Term Equity Incentive Awards

The Company's long-term incentive compensation is intended to help attract and retain key executives and ensure that executive officers have a significant financial incentive to manage the Company to maximize long-term shareholder returns. All equity incentives are granted under the Company's Long-term Stock Incentive Plan (LTSIP), which was re-approved by shareholders in 2010. Under the LTSIP, the Committee can utilize several forms of long-term equity incentive grants, including performance shares, restricted stock or restricted stock units, stock options, performance-based restricted stock awards, etc.

In February 2012, after consulting with Meridian, the Committee determined that a significant portion of each executive officer's total compensation should continue to be paid through equity grants under the LTSIP in the same proportion as established in 2011. Under this program, the Committee granted roughly one-half of the value of long-term incentives set for each of the named executive officers in shares of time-based restricted stock and one-half in performance shares. The award of restricted stock and performance shares to the Company's CEO was ratified by the full Board.

Questar Corporation 2013 Proxy Statement 28

COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Awards - The Company generally grants time-based restricted stock on an annual basis. The Committee believes that restricted stock is a strong retention vehicle, facilitates stock ownership and maintains a strong tie to shareholders. In February 2012, the Committee approved restricted stock grants for its executive officers, with such grants vesting at the rate of one-third per year.

Performance shares - Performance shares were first awarded in 2011 to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The award measures performance over a three-year period, and the number of shares of Company common stock earned are based on the actual performance against goals set at the beginning of the period. Shares of Company stock (or cash equivalent) will be paid out at the end of the performance period if the long-term performance criteria are achieved or exceeded and the executive officer remains an employee.

2012 TSR Performance Shares - In February 2012 the Committee approved the second grant of performance shares with a performance period of January 1, 2012 through December 31, 2014. For this performance share grant, similar to the grant in 2011, the Committee determined that the performance goal would be tied to total shareholder return (TSR) results relative to the Company's peer group. While the Committee considered adding other performance metrics, it ultimately determined that total shareholder return as compared to the Company's peers best represented shareholder value. The peer group that the Company's performance will be evaluated against under this grant is the same peer group used to benchmark executive compensation described under the "Market Data and Peer Groups" section above (except for Nicor and Southern Union which were acquired by other companies.) ONEOK, which was used as a peer for the 2011-2013 Performance Period, was removed as a peer for 2012 grants due to its size and was replaced with New Jersey Resources.

TSR ranking is determined by using the sum of the simple-average closing stock price for each trading day in the last month of the performance period plus dividends divided by the simple average closing stock price for each trading day in the month prior to the first day of the performance period.

Participants can earn from 15% to a maximum of 300% of target shares established for each individual participant as follows:

Questar TSR Rank Compared to Peers over Performance Period	TSR Rank Multiplier
1	3.00
2	2.67
3	2.34
4	2.01
5	1.68
6	1.35
7	1.00
8	0.83
9	0.66
10	0.49
11	0.32
12	0.15
13	—
14	—
15	—
The threshold, target and maximum awards for the 2012-2014 performance period are shown in the Grants of Plan-Based Awards table. The Committee determined that half of the awards would be paid in cash and half in shares.

Qualified Retirement Plans

The Company maintains a defined-contribution retirement plan (the 401(k) Plan) and a defined-benefit retirement plan (the Pension Plan). The Pension Plan was closed to new hires and rehires effective July 1, 2010. All named executive officers participate in the 401(k) Plan. All named executive officers, except Mr. Hadlock, participate in the Pension Plan. These plans are described below in the “Retirement Plans” section of the Compensation Tables.

Questar Corporation 2013 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS

Nonqualified Deferred Compensation Plans

Deferred Compensation Wrap Plan - The Company allows the named executive officers, along with certain key employees, to defer compensation under the Deferred Compensation Wrap Plan (the Wrap Plan). The Company and the Committee believe that a Deferred Compensation Program is necessary for hiring and retention. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program.

Deferred Compensation Program of the Wrap Plan. The Deferred Compensation Program allows officers and certain key employees to defer from $5,000 to 50% of their base salaries and actual cash bonuses until termination, death or disability. Most deferred amounts may be treated either as if invested in Company stock (designated as Questar phantom stock) or as if invested in 10-year U.S. Treasury notes. Six percent of the deferred amount receives a Company matching contribution as if contributed to Questar’s 401(k) Plan, which is all designated as Questar phantom stock.

401(k) Supplemental Program of the Wrap Plan. The 401(k) Supplemental Program allows officers and certain key employees whose compensation exceeds the IRS-imposed limit ($250,000 in 2012) for compensation that may be taken into account for purposes of providing benefits under a tax-qualified retirement plan (the IRS Limit) to continue to defer 6% of their salaries over the IRS Limit and receive a Company match on this deferred amount as if it was invested in the 401(k) Plan. The deferred amounts and the Company matching contributions are designated in Questar phantom stock. The 401(k) Supplemental Program is described below in the “Retirement Plans” section of the Compensation Tables.

Supplemental Executive Retirement Plan (SERP) - The named executive officers also participate in the non-qualified Supplemental Executive Retirement Plan (SERP) that provides a select group of management or highly compensated employees with supplemental retirement benefits to compensate for the federal tax law limits on benefits payable from the tax-qualified Pension Plan. Participation in the SERP is limited to eligible individuals who have an accrued benefit under the Pension Plan and who receive compensation in excess of the IRS Limit or defer their compensation under the Deferred Compensation Program of the Wrap Plan. The SERP is described in more detail below under the “Retirement Plans” section of the Compensation Tables.

Executive Severance Compensation Plan

The named executive officers participate in the Company’s Executive Severance Compensation Plan, a “double-trigger” plan that provides benefits upon a qualifying employment termination occurring on or within three years following a change in control of the Company. The Company and the Committee believe this plan helps ensure that the Company attracts and retains the executive talent needed to achieve corporate objectives. It also helps ensure executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control. This plan was amended October 28, 2010 to eliminate the excise tax gross-up provision. A summary description of the plan and payment estimates to the named executives as of December 31, 2012 is outlined below in the “Potential Payments upon Termination” section.

Other Benefits

The named executive officers also receive or have the opportunity to participate in other benefit plans Questar offers to most employees. These benefits include: medical and dental coverage; a cafeteria plan (which includes flexible health-care spending account or health savings account as well as dependent-care spending account features); employer-provided basic life insurance (one times base salary); employee-paid supplemental life insurance (up to four times base salary, but not to exceed $750,000); business-travel accident insurance; catastrophic accident insurance; participation in a long-term disability plan; and the employee assistance program. The executive officers also receive paid time off, paid holidays, and are eligible for short-term disability benefits.

Perquisites

The Company limits the perquisites granted to officers and does not allow the personal use of Company cars, nor does it reimburse for country-club memberships, personal use of aircraft, supplemental welfare benefit plans or executive dining-room service. In 2012, the Company discontinued its practice of reimbursing officers up to 70% of costs associated with tax preparation and other personal financial advice up to $3,000 per year (i.e., a maximum reimbursement of $2,100). The

Questar Corporation 2013 Proxy Statement 30

COMPENSATION DISCUSSION AND ANALYSIS

Company does, however, cover the costs for an executive fitness evaluation which officers can participate in once every other year. We believe this is beneficial for the Company and consistent with its focus on wellness for its officers and employees.

ADDITIONAL INFORMATION ON COMPENSATION PRINCIPLES

Share Ownership Guidelines
The Committee has established stock-ownership guidelines for each named executive officer that is a multiple of his base salary. Under the guidelines, all named executive officers must own shares having a value of at least three times their annual base salaries. In 2011, the Nominating/Governance Committee set the guideline for the CEO at six times his base salary. Our executives are required to achieve the applicable level of stock ownership within three years of the date he or she first becomes an executive officer or CEO, as applicable. These guidelines are intended to align the named executive officers’ interests with those of shareholders, while allowing them some opportunity to diversify their holdings. Phantom stock units attributable to deferred compensation are counted toward the total. As of December 31, 2012, all of the named executive officers met these guidelines except for Mr. Hadlock. Mr. Hadlock, who was hired on January 1, 2011, will have until January 1, 2014 to meet the threshold requirement.

Insider Trading Policy
The Company’s Insider Trading Policy allows Section 16 officers, including the named executive officers, to trade the Company's securities only during window periods following earnings releases, and also prohibits such executive officers from short sales, selling options or derivatives covering the Company’s securities, and other similar transactions. In its February 2013 meeting, the Committee approved modifications to the Insider Trading Policy to clarify that all hedging activity was prohibited and requires clearance by the Corporate Secretary of any pledging activities by its directors and officers.

Tax Considerations
Section 162(m) of the Internal Revenue Code (IRC) precludes the Company from deducting compensation exceeding $1 million per year to any executive officer listed in the Summary Compensation Table, except the Chief Financial Officer. Performance-based compensation, however, is not subject to this limit. When structuring compensation paid to the named executives, the Committee considers federal tax rule provisions. The Company's AMIP plan as well as the performance shares were designed to comply with the performance-based exception under 162(m). The Committee has in the past awarded, and may in the future award, compensation that is not deductible if, in the Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

MANAGEMENT PERFORMANCE COMMITTEE REPORT

As a part of the Committee's duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this proxy statement. This report is based on the Committee's review of the Compensation Discussion and Analysis and the discussion of its contents with management.
The Committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in this proxy statement.

Management Performance Committee
Teresa Beck, Chair
Laurence M. Downes
Gary G. Michael
Bruce A. Williamson

Questar Corporation 2013 Proxy Statement 31

COMPENSATION TABLES

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table provides compensation information for the CEO, Chief Financial Officer and the three other most highly compensated executive officers of the Company.

Name (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards[2] ($) (f)	Non-Equity Incentive Plan Compensa- tion[3] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (h)	All Other Compensa- tion[5] ($) (i)	Total ($) (j)
Ronald W. Jibson	2012	733,333		1,848,841		940,688	3,548,143	15,000	7,086,005
	2011	625,000		1,410,134		963,495	2,143,291	14,700	5,156,620
	2010	398,333		1,522,668	133,560	649,500	752,316	17,818	3,474,195
Kevin W. Hadlock[6]	2012	363,875		404,455		275,170		15,000	1,058,500
	2011	353,167		477,164		350,811		13,258	1,194,400
James R. Livsey	2012	383,250		866,626		342,447	1,171,497	15,000	2,778,820
	2011	358,333		654,713		395,021	1,059,102	14,700	2,481,869
	2010	287,500		654,874	166,950	454,333	475,625	14,700	2,053,982
R. Allan Bradley	2012	382,813		866,626		318,365	458,362	15,000	2,041,166
	2011	364,583		705,067		397,727	343,982	14,700	1,826,059
	2010	345,000		1,139,089	200,340	584,200	246,512	11,760	2,526,901
Thomas C. Jepperson	2012	350,550		706,743		287,185	698,563	21,577	2,064,618
	2011	342,000		615,908		337,964	832,864	21,277	2,150,013
	2010	338,333		1,255,557	178,080	603,166	580,801	17,914	2,973,851

[1]
The amounts reported are: the grant date fair market value of restricted stock granted in 2010; and the aggregate grant date fair value of restricted stock and performance shares granted in 2011 and 2012, determined under share-based compensation accounting guidance in accordance with FASB ASC Topic 718. For the 2011 and 2012 performance share awards, the values reflect the value of the performance shares at the probable outcome of Company performance. The grant date fair market values of such awards at the maximum level of payout for each of the awards is as follows:

Name	2012-2014 Performance Shares ($)	2011-2013 Performance Shares ($)
Mr. Jibson	3,146,488	2,130,396
Mr. Hadlock	688,323	456,498
Mr. Livsey	1,474,868	989,124
Mr. Bradley	1,474,868	1,065,198
Mr. Jepperson	1,202,773	930,498
Assumptions used in the calculation of the amounts are described in Note 11 to the consolidated financial statements in Item 8 of Part II of the Company's 2012 Form 10-K. Grant date fair value for restricted stock awards made prior to July 1, 2010 include the value associated with QEP Resources, Inc. before it was spun off from the Company. The 2010 stock grants for Messrs. Jibson, Jepperson, Bradley and Livsey also include restricted stock awards made on July 1, 2010, in conjunction with the spinoff of QEP Resources: as a retainer and in part in recognition of each executive’s efforts in accomplishing such spinoff (Spinoff Recognition Award); and, except for Mr. Livsey, as a conversion of the cash awards granted to each executive under the Company’s Long-term Cash Incentive Plan for the 2009-2011 and

Questar Corporation 2013 Proxy Statement 32

COMPENSATION TABLES

2010-2012 performance periods (the LTCIP Conversion Awards). Additional details on these awards are set forth in the Company's 2010 Proxy Statement filed on March 29, 2011.

[2]
The amounts reported represent the grant date fair value of the stock options granted in each respective year. No option awards were granted in 2011 or 2012. The assumptions used in determining the grant date fair value of these awards are described in Note 11 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2012 Form 10-K.

3 The amounts reported for 2011 and 2012 include only payments received by all officers under the Company's AMIP plan. For 2010, the amounts include payments received under: the Company's AMIP plan by all officers; the Company's Long-term Cash Incentive Plan by Messrs. Jibson, Jepperson, Bradley and Livsey; and the QEP Resources Employee Incentive Plan by Mr. Livsey only. The amount listed for Mr. Jepperson for 2011 and 2012 includes amounts voluntarily deferred by him under the Questar Corporation Deferred Compensation Wrap Plan.
4 The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in preparing the consolidated financial statements included in Item 8 of Part II of the Company’s 2012 Form 10-K. The benefits' present value has been calculated assuming the named executive officer retires at age 62, which is the earliest age the executive could collect a benefit without a reduction for early retirement and receive their benefit as a life annuity. The large increases in Mr. Jibson's benefits in 2011 and 2012 are due to: increases in his base salary and bonus after becoming CEO on July 1, 2010 which significantly increased his final average annual earnings used in the formula under the Pension Plan and SERP; and the actuarial impact on the net present value of his Pension Plan and SERP accrued benefits due to lower discount rates. In 2010, the discount rate applied was 5.75 percent. In 2011 and 2012, it was 4.85 percent and 4.20 percent, respectively. See footnote 3 to Pension Table and accompanying text for additional detail on the calculation of the Pension Plan and SERP benefits. The named executive officers' total compensation minus the amount reported under the change in pension value are as follows:

Name	2012 Total Compensation without Change in Pension Value ($)
Mr. Jibson	3,537,862
Mr. Hadlock	1,058,500
Mr. Livsey	1,607,323
Mr. Bradley	1,582,804
Mr. Jepperson	1,366,055

[5]
Items included in column (i) for 2012 include Company matching contributions to the named executive officer's 401(k) plan and any reimbursement for sold paid-time off which is limited to 40 hours per calendar year. These are the same benefits provided to all other employees:

Name	401(k) Employer Match ($)	Paid Time-Off Sold ($)	Total ($)
Mr. Jibson	15,000		15,000
Mr. Hadlock	15,000		15,000
Mr. Livsey	15,000		15,000
Mr. Bradley	15,000		15,000
Mr. Jepperson	15,000	6,577	21,577

[6]	Mr. Hadlock was hired as the Company’s Executive Vice President and Chief Financial Officer effective January 1, 2011.

Questar Corporation 2013 Proxy Statement 33

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

This table shows the 2012 plan-based awards granted to the named executives. For non-equity and equity incentive plans, it outlines the ranges of possible awards. For stock awards, the table shows the number of shares granted and the grant-date fair values of those awards.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#) (i)	Grant Date Fair Value of Stock & Option Awards[4] ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Ronald W. Jibson	Feb 10, 2012	3,750	750,000	1,500,000
	Feb 10, 2012				6,189	41,260	123,780		1,048,829
	Feb 10, 2012							41,259	800,012
Kevin W. Hadlock	Feb 10, 2012	1,097	219,390	438,780
	Feb 10, 2012				1,354	9,026	27,078		229,441
	Feb 10, 2012							9,026	175,014
James R. Livsey	Feb 10, 2012	1,886	251,485	502,970
	Feb 10, 2012				2,901	19,340	58,020		491,623
	Feb 10, 2012							19,340	375,003
R. Allan Bradley	Feb 10, 2012	1,881	250,819	501,638
	Feb 10, 2012				2,901	19,340	58,020		491,623
	Feb 10, 2012							19,340	375,003
Thomas C. Jepperson	Feb 10, 2012	1,145	228,969	457,938
	Feb 10, 2012				2,366	15,772	47,316		400,924
	Feb 10, 2012							15,772	305,819

[1]
The amounts represent the AMIP award opportunities granted in February 2012 to each named executive officer for the 2012 performance year. The target amount was based on the target percentage and base salaries as of March 1, 2012. Actual payments under these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

[2]
The values under these columns represent the number of performance shares granted to the named executive officers in 2012 under the LTSIP. It shows potential threshold, target or maximum payout amounts granted for the three-year performance period from January 1, 2012 to December 31, 2014. The method of determination of the actual payout amounts is described in more detail above under Long-term Incentives of this proxy statement. The grant date fair value of the target is included in the Stock Awards column of the 2012 Summary Compensation Table. For a discussion of the performance share awards for 2012, see the CD&A section above.

[3]
This column represents grants made in February 2012 of restricted stock, which grants vest over a three-year period, starting approximately one year after the grant date, with one-third of the shares vesting in each remaining year.

[4]
The grant date fair value of stock awards is calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are described in Note 11 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2012 Form 10-K. This does not reflect the actual value a named executive officer may receive which depends on meeting actual performance for the performance shares and on market prices. There can be no assurance that the amounts reflected will be realized.

Questar Corporation 2013 Proxy Statement 34

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012
The table below shows outstanding equity awards for the named executive officers as of December 31, 2012.

		Option Awards[1]				Stock Awards[1]
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable[2] (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable[2] (#) (d)	Option Exercise Price[3] ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested[4] (#) (g)	Market Value of Shares or Units of Stock that have not Vested[4] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights that have not Vested[5] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights that have not Vested[5] ($) (j)
Ronald W. Jibson	Feb 10, 2009	25,000		11.40	Mar 5, 2016
	Feb 9, 2010	8,000	4,000	13.10	Mar 5, 2017	1,750	34,580
	Jul 1, 2010					55,026	1,087,314
	Feb 18, 2011					25,969	513,147	38,954	769,731
	Feb 10, 2012					41,259	815,278	6,189	122,295
Kevin W. Hadlock	Jan 3, 2011					6,666	131,720
	Feb 18, 2011					5,564	109,945	8,348	164,956
	Feb 10, 2012					9,026	178,354	1,354	26,755
James R. Livsey	Feb 10, 2009	30,000		11.40	Mar 5, 2016
	Feb 9, 2010	10,000	5,000	13.10	Mar 5, 2017	2,500	49,400
	Jul 1, 2010					15,330	302,921
	Feb 18, 2011					12,057	238,246	18,086	357,379
	Feb 10, 2012					19,340	382,158	2,901	57,324
R. Allan Bradley	Jan 3, 2005	100,000		7.84	Jan 3, 2015
	Feb 10, 2009	40,000		11.40	Mar 5, 2016
	Feb 9, 2010	12,000	6,000	13.10	Mar 5, 2017	2,666	52,680
	Jul 1, 2010					32,166	635,600
	Feb 18, 2011					12,984	256,564	19,478	384,885
	Feb 10, 2012					19,340	382,158	2,901	57,324
Thomas C. Jepperson	Feb 9, 2010		5,333	13.10	Mar 5, 2017	2,333	46,100
	Jul 1, 2010					40,776	805,734
	Feb 18, 2011					11,342	224,118	17,014	336,197
	Feb 10, 2012					15,772	311,655	2,366	46,752

[1]
The outstanding equity awards granted prior to July 1, 2010 do not reflect the QEP Resources restricted stock or options obtained when the Company spun off QEP Resources on June 30, 2010. In conjunction with the spinoff, all outstanding stock options and restricted stock originally denominated in shares of Company common stock were adjusted into two separate awards -- one denominated in Questar common stock and one denominated in QEP Resources common stock. The number of QEP Resources common stock distributed to award holders was equal to the number of QEP Resources shares that a shareholder of Questar common stock would have received effective on the June 30, 2010, spin date (i.e., a ratio of one share of QEP Resources common stock for every one share of Questar common stock). The resulting QEP Resources and Questar awards continue to be subject to the vesting schedule under the original Questar award agreement. For vesting of restricted stock and options, continued Questar employment is considered continued employment with the issuer of the restricted stock or options. The adjustment preserved, but did not increase, the equity awards’ value.

[2]	Options granted prior to 2010 are fully exercisable. Options granted on February 9, 2010 vest in three equal installments starting one year after grant date. No options were granted in 2011 or 2012.

Questar Corporation 2013 Proxy Statement 35

COMPENSATION TABLES

3    The following chart indicates the original exercise price of each stock option granted prior to the spinoff of QEP Resources on June 30, 2010, and the adjusted price as reflected in column (e) above:

Grant Date	Original Exercise Price ($)	Adjusted Exercise Price ($)
February 9, 2010	40.65	13.10
February 10, 2009	35.38	11.40
January 3, 2005	24.33*	7.84

*	This price reflects a two-for-one stock split on June 18, 2007.

[4]
Columns (g) and (h) reflect the number of unvested restricted stock outstanding, and corresponding market value based on the closing market price of the Company's common stock on December 31, 2012. For awards granted February 9, 2010, February 18, 2011, and February 10, 2012, the shares vest in three equal installments starting on March 5 of the year following the year of grant. The July 1, 2010 awards represent: Spinoff Recognition Awards which vest in three equal installments starting on September 5 of the second year following the year of grant; and, except for Mr. Livsey, LTCIP Conversion Awards which vest on March 5 of the year that the LTCIP cash award would have been paid -- 2012 and 2013.

[5]
Columns (i) and (j) relate to performance shares granted in 2011 and 2012. These shares become earned and vested at the end of a three-year performance period from January 1, 2012 - December 31, 2013 and from January 1, 2012 - December 31, 2014. The number of shares earned, if any, is subject to each officer's continued employment and the Company's total shareholder return compared to its peer group of companies at the end of each three-year performance period. The number of performance shares shown in column (i) are: for the 2011-2013 performance period -- the target number of shares that may be earned if the Company's total shareholder return ranked six out of the 15 peers selected; and for the 2012-2014 performance period -- the threshold number of shares that may be earned if the Company's total shareholder return ranked 12 out of the 15 peers selected, which is the lowest ranking for any shares to be earned. The value shown in column (j) is the number of shares shown in column (i) times the closing price of the Company's common stock on December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

The table below presents information concerning the exercise of stock options and the vesting of stock for the named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise[1] ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting[2] ($) (e)
Ronald W. Jibson			47,397	933,740
Kevin W. Hadlock			6,117	120,199
James R. Livsey	66,000	1,019,610	19,861	391,005
R. Allan Bradley			33,469	657,910
Thomas C. Jepperson	49,465	472,622	33,493	659,185

[1]
This column shows the value realized on exercise, but does not necessarily indicate a sale of the shares upon exercise. The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.

[2]	The value realized on vesting equals the market value on the vesting date multiplied by the number of shares vested.

Questar Corporation 2013 Proxy Statement 36

COMPENSATION TABLES

RETIREMENT PLANS

Employee Investment Plan (the 401(k) Plan)

The 401(k) Plan, a defined-contribution retirement plan, allows employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount. The Company provides matching contributions on 100% of employee contributions up to 6% of a participant’s eligible compensation that is contributed. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including the Company stock fund, as directed by the participant.

Retirement Plan (the Pension Plan)

The Pension Plan, a defined-benefit retirement plan qualified for favorable treatment under the IRC, was closed to any new hires and rehires effective July 1, 2010. It is funded entirely by Company contributions based on regulatory requirements using actuarial calculations. The Pension Plan provides for a basic annual benefit that is calculated by multiplying the employee's final average earnings by 1.3% and then multiplying such sum by the employee's years of service (to a maximum of 25 years). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 (multiplying final average earnings by .5%). Participants may also receive a permanent supplemental benefit that is calculated by multiplying the difference between the participant’s final average earnings and the "covered compensation" by a factor that varies by age. (The term "covered compensation" refers to the 35-year-average Social Security wage base tied to the year of a participant's birth). Employees who are at least age 55 with 10 years of service are eligible for and may commence early retirement with a reduction to their benefit by .2083% per month prior to age 62. Employees eligible for and taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit after five years of vesting service. Participants with a vested benefit who terminate employment before age 55 or before having ten years of credited service are considered "terminated vested'' participants. Such participants may commence their benefit under the Pension Plan as early as age 55, but such benefit is reduced by .5% per month prior to age 65. Notwithstanding the lump sum nature of the disclosure in the table below, if the present value of the accrued benefit exceeds $5,000, benefits must be taken as a monthly annuity for the life of the participant and a survivor annuity for the participant's spouse or beneficiary, if applicable. Optional annuity forms of benefit payment are available.

The 401(k) Supplemental Plan and SERP

Federal tax laws limit both the amount of a participant's annual compensation ($250,000 for 2012) that can be used to determine benefits under qualified retirement plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) Supplemental Program of the Wrap Plan and the SERP, nonqualified plans, were adopted to compensate officers who are affected by these limits. The 401(k) Supplemental Program allows participants to defer up to 6% of their compensation in excess of the federal tax limit and receive Company matching contributions on such deferral as if it had been contributed to the 401(k) Plan absent such limits (see the Nonqualified Deferred Compensation Table and corresponding notes for more discussion of the 401(k) Supplemental Program). The SERP provides retirement benefits equal to the difference between the benefits payable under the Pension Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Company’s Wrap Plan.

Any accrued SERP benefit as of December 31, 2004 was grandfathered under the provisions of the SERP in existence prior to January 1, 2005, which allowed for payment of a monthly annuity, a lump-sum payment, or limited annual installments beginning on or within five years of the participant’s retirement date. Any distributions of SERP benefits that accrued on or after January 1, 2005 are made in lump-sum cash payments or limited annual installments upon a date elected by the participant on or after the participant’s termination, death or disability, but no earlier than age 55.

Questar Corporation 2013 Proxy Statement 37

COMPENSATION TABLES

PENSION BENEFITS

The following table sets forth the pension benefit of the named executive officers under the Pension Plan and the SERP.

Name (a)	Plan (b)	Number of Years Credited Service[1] (#) (c)	Present Value of Accumulated Benefit[2] ($) (d)	Payments During Last Fiscal Year ($) (e)
Ronald W. Jibson[3]	Pension Plan	32.19	1,537,251	—
	SERP	32.19	6,187,669	—
Kevin W. Hadlock[4]	Pension Plan	—	—	—
	SERP	—	—	—
James R. Livsey[3]	Pension Plan	28	1,468,678	—
	SERP	28	2,622,542	—
R. Allan Bradley	Pension Plan	8	494,406	—
	SERP	8	1,031,348	—
Thomas C. Jepperson[3]	Pension Plan	24.76	1,342,797	—
	SERP	24.76	2,668,554	—

[1]
The number of years of credited service for the named executives assumes they were eligible for early retirement as of December 31, 2012. Under the terms of the Pension Plan, if the participant is eligible for early retirement and has worked 1,000 hours with a participating company in the last year of service, a full year of credit is given.

[2]
The present value of accumulated benefit calculation is based on an assumed retirement age of 62 (the earliest age at which a participant may retire under the Pension Plan without a benefit reduction due to age). The calculation above, as well as the calculation for the change in pension value and nonqualified deferred compensation earnings in the Summary Compensation Table, also uses the following year-end financial disclosure assumptions:

•	Discount rate: 4.20% at 12/31/2012 and 4.80% at 12/31/2011

•	Post-normal retirement age (NRA) mortality: 12/31/2012: IRS 2013 Static Table and 12/31/2011: IRS 2012 Static Table

•	Note that no mortality is assumed prior to NRA for proxy disclosure purposes

•	Marital status: 12/31/2012: 80% married, 20% single; 12/31/2011: 80% married, 20% single

•	Spouse age: spouse three years younger (all executives are male)

•	Form of payment: 50% joint & survivor annuity if married, single life annuity if single

[3]
Messrs. Jibson, Jepperson and Livsey also have a supplemental retirement benefit provided when the Company changed its vacation policy as of January 1, 1997. This benefit was calculated by multiplying the employee's December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $354 for Mr. Jibson, $1,616 for Mr. Jepperson and $3,006 for Mr. Livsey.

[4]	Mr. Hadlock is not eligible to participate in the Pension Plan or SERP due to being hired after the Pension Plan was closed on July 1, 2010.

Questar Corporation 2013 Proxy Statement 38

COMPENSATION TABLES

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth details of the participation of the named executive officers in the deferred compensation plans maintained by the Company.

Name (a)	Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY2 ($) (d)	Aggregate Withdrawals/ Distribution ($) (e)	Aggregate Balance at Last FYE ($) (f)
Ronald W. Jibson	86,560	86,560	11,759	—	399,199
Kevin W. Hadlock	27,855	27,855	1,579	—	68,660
James R. Livsey	31,642	31,642	7,071	—	236,461
R. Allan Bradley	31,786	31,786	27,915	—	1,336,230
Thomas C. Jepperson	185,128	26,285	18,008	—	565,577

[1]
The named executives automatically participated in the 401(k) Supplemental Program of the Wrap Plan when their compensation exceeded the compensation cap ($250,000 in 2012) and they could no longer make deferrals to the 401(k) Plan. Additional details on the 401(k) Supplemental Program are outlined above and in the “Nonqualified Deferred Compensation Plan” section of the CD&A.

[2]	Aggregate earnings are not included in the Summary Compensation Table because they do not include any above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

No executive officer has an employment contract. Therefore, any payments due to a named executive officer upon his termination as of December 31, 2012 would be calculated pursuant to the plans detailed in the CD&A, the compensation tables and the terms of the equity award agreements. For termination due to any reason, each named executive officer would receive payment for any earned but unpaid salary and accrued time-off benefits, and other fully-vested benefits to which he is already entitled or which are required to be provided by law.

The table below shows other potential payments to the named executive officers as of December 31, 2012 if their termination was due to their retirement, death or disability. For termination due to retirement, death or disability, the officers (or their beneficiaries) receive a prorated AMIP and performance share award at the end of the performance period based on the length of service during the performance period when compared to the entire performance period.

Name	Termination Due to Retirement			Termination Due to Death or Disability
	Non-Equity Incentive Plan Payments[1] ($)	Equity Incentive Plan Payments[2] ($)	Total ($)	Non-Equity Incentive Plan Payments[1] ($)	Equity Incentive Plan Payments[2] ($)	Accelerated Equity[3] ($)	Total ($)
Ronald W. Jibson	940,688	553,919	1,494,607	940,688	553,919	2,450,319	3,944,926
Kevin W. Hadlock	—	—	—	275,170	127,821	420,019	823,010
James R. Livsey	342,447	275,698	618,145	342,447	275,698	972,726	1,590,871
R. Allan Bradley	—	—	—	318,365	257,361	1,327,003	1,902,729
Thomas C. Jepperson[4]	287,185	239,715	526,900	287,185	239,715	1,387,606	1,914,506

[1]
Except for payments to Messrs. Hadlock and Bradley due to retirement, the Non-Equity Incentive Plan values are the same as those shown on the Summary Compensation Table for 2012. Messrs. Hadlock and Bradley do not have the requisite 10 years of service to receive payments under AMIP or any performance shares due to a “retirement.”

Questar Corporation 2013 Proxy Statement 39

COMPENSATION TABLES

[2]
Except for payments to Messrs. Hadlock and Bradley due to retirement, the Equity Incentive Plan Payment values represent an estimated prorated payout of: the target amount of shares for the 2011-2013 performance period; and the threshold amount of shares for the 2012-2014 performance period. The prorated amount is determined based upon the number of months of the performance period the executive was employed. These amounts do not reflect the actual payout which would be determined at the end of the performance period. Amounts for the performance shares represent the value of the Company's common stock as of December 31, 2012.

[3]	Reflects the acceleration of unvested restricted stock multiplied by the Company's stock price on December 31, 2012.

[4]
Mr. Jepperson deferred 50% of his AMIP payment under the Deferred Compensation Wrap Plan. Payment of the deferred amount would be made to him following his termination pursuant to his elections under that plan.

Potential Payments upon Termination Following a Change in Control

Executive Severance Compensation Plan - Under the Company’s Executive Severance Compensation Plan, a “double trigger” plan, participants receive certain severance benefits if the participant's employment is terminated within 3 years following a change in control, if such termination is initiated by the employer for any reason other than for cause, death or disability, or by the participant for good reason. This plan provides the following severance benefits to the named executive officers:

•	a cash payment equal to three times the sum of the participant's annual base salary and the target annual bonus;

•	a cash payment of the prorated target amount under the annual bonus plan(s);

•
a cash payment representing the difference between the net present value of the benefits under the Pension Plan and SERP calculated at the time of termination (retirement benefit), and the retirement benefit with two additional years of credited service; and

•	continued medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage for twenty four months following termination.

The plan does not contain any gross-up provision for any excise taxes incurred under IRC Section 280G. However, if it is determined that the total payments made (as well as any benefit provided) would be subject to excise tax imposed by IRC Section 4999, then the payments shall be reduced to provide the executive the largest payment on a “net after-tax" basis.

Under the plan, a Change in Control of the Company shall be deemed to have occurred if:

•
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (Exchange Act)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company;

•
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of October 26, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on October 26, 2010, or whose appointment, election or nomination for election was previously so approved or recommended;

•
the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

•
the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Questar Corporation 2013 Proxy Statement 40

COMPENSATION TABLES

The following table shows payments to the named executive officers under the plan if there had been a termination due to a change in control on December 31, 2012 that triggered the severance benefits:

Payments	Jibson	Hadlock	Livsey	Bradley	Jepperson
Severance (3 X (base + bonus))	$4,500,000	$1,755,120	$1,915,155	$1,910,082	$1,743,687
Prorated bonus payment	$750,000	$219,390	$251,485	$250,819	$228,969
Retirement benefit payment	$158,035	—	$88,816	$381,450	$118,760
Welfare benefit values	$152,241	$54,660	$13,895	$13,895	$25,895
Aggregate payments	$5,560,276	$2,029,170	$2,269,351	$2,556,246	$2,117,311

Other payments following a Change in Control - In addition to payments under the severance plan, the named executive officers would also receive deferred compensation under the Deferred Compensation Wrap Plan, payment of any SERP benefits, and the accelerated vesting of any unvested equity, including performance shares. Under the performance share award agreements, upon a Change in Control, the participant becomes fully vested and the performance period will end on such date. The number of performance shares earned as of such date is determined using the metrics set forth in the award agreement as applied to the shortened performance period. The following performance shares would have been earned under the performance share award agreements to the named executive officers if a change of control event occurred and their employment had terminated on December 31, 2012:

Name	2012-2014 Performance Shares (#)	2011-2013 Performance Shares (#)
Mr. Jibson	82,933	38,954
Mr. Hadlock	18,142	9,026
Mr. Livsey	38,873	18,086
Mr. Bradley	38,873	19,478
Mr. Jepperson	31,702	17,014

Questar Corporation 2013 Proxy Statement 41

FINANCE AND AUDIT COMMITTEE REPORT

FINANCE AND AUDIT COMMITTEE REPORT

In accordance with the Finance and Audit Committee Charter, the Board has determined that each member of our Committee meets the independence requirements set by the NYSE and is financially literate. The Board has also determined that Messrs. Simmons and Williamson and Ms. Beck are audit committee financial experts as defined by the SEC. No member of the Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company's officers the audited financial statements for the year ended December 31, 2012. We discussed with representatives of Ernst & Young LLP, the Company's independent auditor, the matters required by Statement on Auditing Standards No. 61, adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and we have discussed with representatives of Ernst & Young its independence from the Company. We have also discussed with the Company's officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate concerning the Company's financial matters, internal controls over financial reporting and compliance.

We have adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Our approval is required for any services to be performed by Ernst & Young that are not specified in the letter agreements. We have delegated approval authority to our Chair, but any exercises of such authority are reported to us at our next meeting.

Based on our review and discussions, we have recommended to the Company's Board of Directors the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Finance and Audit Committee
Bruce A. Williamson, Chair
Teresa Beck
Harris H. Simmons

INDEPENDENT AUDITOR FEES

Ernst & Young LLP billed the Company the listed fees for services performed during each year:

	2012[1]	2011[2]
Audit Fees	$887,903	$893,238
Audit-Related Fees	$114,648	$106,611
Tax Fees	$3,312	$7,000
Total	$1,005,863	$1,006,849

1    E&Y estimates for 2012 include $90,000 for financial audit fees
2    2011 was restated to reflect the difference between estimates and actual payments for audit fees of $34,506.
Audit fees, including expenses, relate to Ernst & Young's fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the SEC. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-related fees are billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company's financial statements, consultations concerning Generally Accepted Accounting Principles, and evaluations of the impact of new requirements mandated by Congress, the SEC, and the Financial Accounting Standards Board. These fees also include audits of the Company's employee benefit plans.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning. We have concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young's independence.

Questar Corporation 2013 Proxy Statement 42

ITEM NO. 2 - RATIFICATION OF INDEPENDENT AUDITOR

ITEM NO. 2 – RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors, upon the recommendation of its Finance and Audit Committee, affirmed the selection of Ernst & Young LLP to continue to serve as the Company’s independent auditor for 2013. We are asking shareholders to ratify the selection of Ernst & Young. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young for ratification because we value shareholders’ views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, the Board of Directors and the Finance and Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Finance and Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to approval by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Representatives of Ernst & Young will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHARHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR.

ITEM NO. 3 -- ADVISORY VOTE TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, together with the compensation tables of this proxy statement. The Management Performance Committee designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and to link the compensation to the value created for our shareholders. Our compensation program also reflects best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2012, the Management Performance Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and the creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement along with the accompanying tables provides a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal. For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis together with the accompanying compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this proposal is advisory and will not be construed as overruling a decision by the Company or the Board. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Questar Corporation 2013 Proxy Statement 43

OTHER MATTERS

OTHER MATTERS

Annual Report and Form 10-K

Upon request, we will promptly send without charge a copy of the Annual Report, Form 10-K (excluding exhibits) or proxy statement to you. Please contact Thomas C. Jepperson, Executive Vice President, General Counsel and Corporate Secretary at 333 South State Street, P.O. Box 45433, Salt Lake City UT 84145-0433, or at 801-324-2648 to make the request. The annual report for the fiscal year 2012, including financial statements, was posted to our website www.questar.com on February 21, 2013.

Other matters to be considered at Annual Meeting

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters come before the meeting, it is the intention of proxyholders, who are named in the proxy card and elsewhere in this proxy statement, to vote in accordance with their best judgment on such matters. Pursuant to the Company's Bylaws, business items or director nominations must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before, or nominate directors for election at, an annual meeting. A shareholder who wants to nominate a person for election as a director or propose business to be considered at an annual meeting must deliver a written notice, by certified mail, to the Company's Corporate Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year's annual meeting. Accordingly, with respect to the 2014 Annual Meeting, such notice must be received no earlier than January 10, 2014, and no later than February 9, 2014. The notice must set forth the information required by the Company's Bylaws.

Any proposal (other than a proposal made pursuant to Rule 14a-8) or director nomination that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. In addition, the proposed business or director nomination might not be allowed to be brought before the annual meeting. A copy of the Company's Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to the Corporate Secretary. The Company’s Corporate Governance Guidelines and Business Ethics and Compliance Policy are available on the Company’s website at www.questar.com and in print without charge at a shareholder’s request.

Shareholder Proposals

Under SEC rules, if a shareholder wants the Company to include a proposal in the Company’s proxy statement for the 2014 annual meeting of shareholders, the proposal must be received at the Company’s executive office no later than November 29, 2013. Any such proposal must comply with Rule 14a-8.

Forward-Looking Statements

This proxy statement may include "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in our Form 10-K for the year ended December 31, 2012 and in our periodic reports on Form 10-Q and Form 8-K.

By Order of the Board of Directors

Thomas C. Jepperson Executive Vice President General Counsel and Corporate Secretary

Questar Corporation 2013 Proxy Statement 44

QUESTAR CORPORATION
ATTN: Thomas C. Jepperson
333 South State Street
P.O. BOX 45433
SALT LAKE CITY, UT 84111

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain
1.	Election of Directors			
1a	Teresa Beck	☐	☐	☐
1b	R.D. Cash	☐	☐	☐
1c	Laurence M. Downes	☐	☐	☐
1d	Christopher A. Helms	☐	☐	☐
1e	Ronald W. Jibson	☐	☐	☐
1f	Keith O. Rattie	☐	☐	☐
1g	Harris H. Simmons	☐	☐	☐
1h	Bruce A. Williamson	☐	☐	☐

NOTE: The proxies are unauthorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000158895_1 R1.0.0.51160